EXHIBIT 10.1

EXECUTION COPY

ACQUISITION AGREEMENT

by and among

CELL THERAPEUTICS, INC.,

CTI TECHNOLOGIES, INC.

and

CEPHALON, INC.

Dated as of June 10, 2005

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(continued)

-ii-

(continued)

-iii-

(continued)

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Exhibits

Exhibit A	Form of Transition Services Agreement

Exhibit B	Form of Assumption Agreement

Exhibit C	Form of Bill of Sale

Schedules

Schedule 1.1A	Agreed Accounting Principles

Schedule 1.1B	Inventory Valuation Amount

Schedule 2.2	Excluded Contracts

Schedule 5.3	Purchaser Governmental Consents

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ACQUISITION AGREEMENT

ACQUISITION AGREEMENT, dated as of June 10, 2005 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among Cell Therapeutics, Inc., a Washington corporation (“CTI”), CTI Technologies, Inc., a Nevada corporation and a wholly owned subsidiary of CTI (“Nevada” and together with CTI, “Sellers”), and Cephalon, Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, CTI, Nevada, Cell Therapeutics (UK) Limited, a United Kingdom corporation (“UK”) and PolaRx Biopharmaceuticals, Inc., a Delaware corporation (“PolaRx”), are engaged in developing, manufacturing, marketing, supporting, licensing, distributing and selling TRISENOX at various locations in the United States and other countries (the “Business”):

WHEREAS, Sellers wish to divest themselves of the Business;

WHEREAS, certain operations of the Business are conducted, and certain assets thereof are owned, (i) by PolaRx and UK, and (ii) directly by Sellers;

WHEREAS, CTI owns all of the issued and outstanding capital stock of PolaRx (the “PolaRx Shares”);

WHEREAS, CTI owns all of the issued and outstanding share capital of UK (the “UK Shares,” and together with the PolaRx Shares, the “Shares”); and

WHEREAS, contemporaneously with the Closing, CTI and Purchaser shall enter into a transition services agreement in the form attached as Exhibit A hereto (the “Transition Services Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

“Accounts Receivable Amount” shall mean the sum of (i) Accounts Receivable (CTI); (ii) Accounts Receivable (CTIT); and (iii) Accounts Receivable (CTUK), each as reflected in the Valuation Date Statement, which amounts set forth in the Valuation Date Statement shall reflect the application of the Agreed Accounting Principles, except that for purposes of calculating the amount of the “Reserve for Returns” included in such amounts, an amount equal to 3.5% of the gross accounts receivable (without reflecting any accounts receivable credits) shall be used rather than the actual Reserve for Returns reflected on the books of the Business.

“Action” shall mean any claim, action, charge, complaint, suit, litigation, arbitration, grievance, inquiry, proceeding, hearing, audit, examination or investigation (including any civil, criminal, administrative, investigative or appellate proceeding) by or before any Governmental Authority or duly appointed arbitration authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“After-Tax Basis” means, with respect to any amount which is to be paid hereunder on an “After-Tax Basis,” an amount which, after subtraction of the amount of all federal, state and non-U.S. Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (i) the increase in federal, state and non-U.S. Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event or occurrence giving rise to such payment (the “Indemnified Event”), and (ii) the reduction in federal, state and non-U.S. Taxes (including estimated Taxes) payable by the recipient for all taxable years ending on or before the end of the taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.

“Agreed Accounting Principles” means GAAP as used in preparation of the Reference Statement, subject to the deviations from GAAP and the other principles set forth in Schedule 1.1A.

“Agreed Adjustments” shall have the meaning specified in Section 3.3(b).

“Agreement” shall have the meaning specified in the preamble to this Agreement.

“AML” shall have the meaning specified in Section 3.4.

“API” means the active pharmaceutical ingredient related to the Business.

“APL” shall have the meaning specified in Section 3.4.

“Apportioned Obligations” shall have meaning specified in Section 8.1.

“Assets” shall have the meaning specified in Section 2.1.

“Assumed Liabilities” shall have the meaning specified in Section 2.3.

“Assumption Agreement” means the Assumption Agreement in the form attached as Exhibit B hereto.

“Benefit Plan” means a “pension plan” (as defined in Section 3(2) of ERISA, a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance, employment, consulting, or other similar plan, arrangement, agreement or understanding, in each case established or maintained by either of the Sellers, with respect to the Business, or either of the Companies, or as to which the Sellers, with respect to the Business, or the Companies have contributed or otherwise may have any liability or obligation.

“Bill of Sale” means the Bill of Sale in the form attached as Exhibit C hereto.

“Business” shall have the meaning specified in the recitals to this Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Claim” shall have the meaning specified in Section 11.3(a).

“Closing” shall have the meaning specified in Section 3.6(a).

“Closing Date” shall have the meaning specified in Section 3.6(a).

“Code” shall have the meaning specified in Section 8.1.

“Companies” shall mean UK and PolaRx.

“Company Group” shall have the meaning specified in Section 8.1.

“Company Foreign Benefit Plan” shall have the meaning specified in Section 4.19.

“Company Plans” shall have the meaning specified in Section 4.19.

“Competitive Business” means the development, manufacture or sale of (i) any arsenic-based compound for the treatment of cancer in humans or animals or (ii) any other compound for the treatment of APL.

“Confidential Information” shall have the meaning specified in Section 6.3.

“Confidentiality Agreement” shall mean the Confidential Disclosure Agreement, dated as of June 23, 2004, by and between CTI and Purchaser.

“Contaminant” shall mean any waste, pollutant, hazardous or toxic substance or waste, including petroleum or petroleum-based substances, regulated as such under Environmental Laws.

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, instrument, note, option, purchase order, license or sublicense or other commitment or undertaking of any nature.

“CTI” shall have the meaning specified in the preamble to this Agreement.

“Damages” shall have the meaning specified in Section 11.2.

“Development Milestone” shall have the meaning specified in Section 3.4.

“Development Milestone Payment” shall have the meaning specified in Section 3.4.

“Disagreement Notice” shall have the meaning specified in Section 8.3(b)(i).

“Disclosure Schedule” shall mean any Disclosure Schedule delivered by Sellers to Purchaser, dated as of the date hereof, and forming a part of this Agreement.

“Dollars” and the sign “$” shall each mean lawful money of the United States of America.

“Encumbrance” shall mean any security interest, pledge, hypothecation, mortgage, lien, charge, encumbrance, adverse claim, preference, priority, preferential arrangement, option, right of first refusal, conditional sale or title retention agreement, easement, encroachment, defect of title, indenture, right of way, deed of trust, lease, security agreement, covenant or restriction of any kind, excluding non-exclusive licenses of, and non-exclusive covenants not to sue with respect to, Intellectual Property.

“Environmental Law” shall mean all Laws derived from or relating to all non-U.S., federal, state and local laws or regulations relating to or addressing the environment, health or safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“Estimated Purchase Price” shall have the meaning specified in Section 3.2.

“Estimated Valuation Date Accounting Statement” shall have the meaning specified in Section 3.2.

“Exchange Act” shall have the meaning specified in Section 6.6(e).

“Excluded Liabilities” shall have the meaning specified in Section 2.4.

“Excluded Trademarks” shall have the meaning specified in Section 2.2.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder.

“Financial Statements” shall have the meaning specified in Section 4.5.

“Financing Agreement” shall mean the Financing Agreement dated as of December 21, 2004 among Sellers, PolaRx and PharmaBio Development, Inc., a North Carolina corporation, as amended.

“GAAP” shall mean United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” shall mean any national, federal, state, provincial, municipal, local, foreign or other government, governmental, regulatory or administrative authority, agency, political subdivision, instrumentality, self regulatory organization or commission or any court, tribunal or other judicial or arbitral body.

“Governmental Order” shall mean any order, writ, judgment, award, injunction, decree, stipulation, or determination of any Governmental Authority or any award in an arbitration proceeding.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall have the meaning specified in Section 11.3(a).

“Indemnifying Party” shall have the meaning specified in Section 11.3(a).

“Independent Accounting Firm” shall have the meaning specified in Section 3.3(c).

“Intellectual Property” shall mean any trademark, service mark, trade name, mask work, domain name, invention (whether or not reduced to practice) patent, trade secret, know-how or copyright (including any registrations or applications for registration of any of the foregoing) or any other similar type of intellectual property right.

“Inventory Valuation Amount” shall mean valuation of inventory included in the Assets in accordance with Schedule 1.1B.

“Knowledge” shall mean, (a) with respect to Sellers, the actual knowledge, after reasonable inquiry under the circumstances, of the officers of Sellers, and (b) with respect to Purchaser, the actual knowledge, after reasonable inquiry under the circumstances, of the officers of Purchaser.

“Law” shall mean any statute, law, treaty, ordinance, regulation, rule, code, order or other requirement enacted, entered or promulgated by any Governmental Authority.

“Leased Real Property” shall mean the real property presently leased by or subject to an agreement to lease or sublease or other use or occupancy agreement (a) by either of the Companies as tenant, or (b) by either Seller or any of its Subsidiaries as tenant that is used primarily in the Business.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable (including unasserted claims, whether known or unknown).

“Licensed Intellectual Property” shall mean all third party Intellectual Property (i) licensed to Sellers and used primarily in the Business or related to TRISENOX or (ii) licensed to the Companies.

“Material Adverse Effect” shall mean any change in the Business that is materially adverse to (a) the Business, operations, net assets, results of operations, condition (financial or otherwise) of the Business taken as a whole, or (b) Sellers’ ability to consummate the Transactions; provided, however, that no change resulting from or arising out of the announcement of this Agreement or the pendency of the Transactions shall be taken into account in determining whether there has been or will be a Material Adverse Effect.

“Material Contracts” shall have the meaning specified in Section 4.12(a).

“MDS” shall have the meaning specified in Section 3.4.

“MM” shall have the meaning specified in Section 3.4.

“Nevada” shall have the meaning specified in the recitals to this Agreement.

“Non-U.S. Section 338 Election” shall have the meaning specified in Section 8.3(g)(ii).

“Permits” shall have the meaning specified in Section 4.10.

“Permitted Encumbrances” shall mean (a) such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) liens for Taxes and other governmental assessments, charges or levies not yet delinquent, or the validity of which are being contested in good faith; (ii) liens imposed by Law, such as materialmen’s, mechanics’ carriers’, workmen’s and repairmen’s liens and other similar liens for amounts not yet delinquent, or the validity of which are being contested in good faith; or (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affect by such lien or imperfection.

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended through the date hereof.

“PharmaBio” shall mean PharmaBio Development, Inc., a North Carolina corporation.

“PolaRx” shall have the meaning specified in the recitals to this Agreement.

“PolaRx Inter-Company Licenses” shall have the meaning specified in Section 6.9(b).

“PolaRx Merger Agreement” shall have the meaning specified in Section 2.4(xiii).

“PolaRx Shares” shall have the meaning specified in the recitals to this Agreement.

“Post-Closing Tax Period” shall have the meaning specified in Section 8.1.

“Pre-Closing Tax Period” shall have the meaning specified in Section 8.1.

“Preliminary Accounting Statement” shall have the meaning specified in Section 3.3(a).

“Preliminary Purchase Price” shall have the meaning specified in Section 3.3(a).

“Preliminary Valuation Date Statement” shall have the meaning specified in Section 3.3(a).

“Proteasome Amendment” mean an amendment among Purchaser and CTI Europe to the Collaboration and License Agreement, dated as of May 2, 2002, as amended on July 31, 2004 and May 2, 2005, which amendment will be dated as of the date hereof and effective as of the Closing Date.

“Proteasome Rights” means the worldwide rights held by CTI with respect to the research, development and commercialization of compounds that inhibit the Proteasome Protease for uses in oncology.

“Purchaser” shall have the meaning specified in the preamble to this Agreement.

“Purchaser Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Purchaser under this Agreement or in connection herewith.

“Reference Statement” shall mean the unaudited statement of assets and liabilities of the Business dated as of March 31, 2005, a copy of which is set forth in Section 4.5 of the Disclosure Schedule.

“Reference Statement Date” shall mean March 31, 2005.

“Registered IP” shall have the meaning specified in Section 4.13(d).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Seller Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Seller Property.

“Representatives” shall have the meaning specified in Section 6.2.

“Return” shall have the meaning specified in Section 8.1.

“Return Adjustment Amount” means $1,262,342.

“Sales Milestone” shall have the meaning specified in Section 3.4(b).

“Sales Milestone Payment” shall have the meaning specified in Section 3.4(b).

“Section 338(h)(10) Election” has the meaning set forth in Section 8.3(g)(i).

“Section 338 Taxes” shall mean any income Taxes imposed on CTI, UK or PolaRx as a result of the Section 338(h)(10) Election, Non-U.S. Section 338 Election or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of the Section 338(h)(10) Election or Non-U.S. Section 338 Election.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by either Seller under this Agreement or in connection herewith.

“Sellers” shall have the meaning specified in the preamble to this Agreement.

“Seller Information” shall have the meaning specified in Section 6.6(b).

“Seller Marks” shall have the meaning specified in Section 6.8(b)(i).

“Seller Plans” shall have the meaning specified in Section 4.19.

“Seller Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by (i) CTI or Nevada and used in the Business, or (ii) UK or PolaRx.

“Shares” shall have the meaning specified in the recitals to this Agreement.

“Sloan-Kettering Agreement” shall mean the License Agreement dated as of May 24, 1999 between PolaRx and Sloan-Kettering Institute for Cancer Research.

“Sloan-Kettering Royalty Amount” means the amount calculated as (i) (A) the Net Sales (as defined in the Sloan-Kettering Agreement) by Sellers and their Affiliates from January 1, 2005 through the Valuation Date in Dollars (calculated using the average exchange rate in effect during the period from January 1, 2005 through the Valuation Date for non-Dollar denominated sales) less (B) (1) the aggregate amount listed on the Valuation Date Statement under the line items “Accounts Receivable (CTI),” “Accounts Receivable (CTIT)” and “Accounts Receivable (CTUK) divided by (2) .95 multiplied by (ii) .02 less (iii) the aggregate amount of royalties paid by Seller and their Affiliates to the Sloan-Kettering Institute for Cancer Research from January 1, 2005 through the Valuation Date pursuant to Section 4.1(a) of the Sloan-Kettering Agreement on account of Net Sales made from January 1, 2005 through the Valuation Date.

“Software” shall have the meaning set forth in Section 4.13(c).

“Statement of Net Product Sales” shall have the meaning specified in Section 4.5.

“Straddle Period” shall have the meaning specified in Section 8.1.

“Straddle Period Returns” shall have the meaning specified in Section 8.3(b)(i).

“Subsidiary” shall mean, with respect to any Person, any other corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or which that Person or one or more Subsidiaries of that Person serves as general partner.

“Tax” shall have the meaning specified in Section 8.1.

“Tax Asset” shall have the meaning specified in Section 8.1.

“Tax Benefit” shall have the meaning specified in Section 8.6(b).

“Taxing Authority” shall have the meaning specified in Section 8.1.

“Third Party Claims” shall have the meaning specified in Section 11.3(c).

“Transaction Agreements” shall mean this Agreement and the Transition Services Agreement.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transferred Intellectual Property” shall mean the Intellectual Property (i) owned by either Seller and primarily used in the Business or relating to TRISENOX or (ii) owned by either Company, in each case, other than the Excluded Trademarks, which Transferred Intellectual Property shall be listed on Section 4.13(b) of the Disclosure Schedule.

“Transfer Taxes” shall have the meaning specified in Section 8.1.

“Transition Services Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” shall have the meaning specified in Section 8.1.

“TRISENOX” shall mean Trisenox (arsenic trioxide) in any and all dosage forms or formulations and for any human or animal use.

“UK” shall have the meaning specified in the recitals to this Agreement.

“UK Lease” means the License for Use of Desk and Office Furniture between Gainsobrough Business Centres Limited and Cell Therapeutics (UK) Ltd, dated December 10, 2004.

“UK Shares” shall have the meaning specified in the recitals to this Agreement.

“Valuation Date” shall mean the close of business on the last Business Day prior to the Closing Date.

“Valuation Date Statement” has the meaning specified in Section 3.3(b).

“Valuation Date Working Capital Amount” shall mean the sum of (i) the Accounts Receivable Amount and (ii) Prepaid Expense (CTI) as reflected in the Valuation Date Statement less, the sum of the following accounts: (i) Accounts Payable (CTI), (ii) Accounts Payable (CTUK), (iii) Accrued Expense (CTI) and (iv) Accrued Expense (CTUK), in each case, as reflected in the Valuation Date Statement, except that Accrued Expense (CTI) shall not include any amounts accrued with respect to royalty payments to be paid pursuant to Section 4.1(a) of the Sloan-Kettering Agreement for Net Sales (as defined in the Sloan-Kettering Agreement) made from January 1, 2005 through the Valuation Date.

“Waxman Agreement” shall mean the License Agreement effective as of May 24, 1999 between the Samuel Waxman Cancer Research Foundation and PolaRx.

“Worldwide Net Sales” shall mean the gross amount invoiced for the supply or sale of TRISENOX by Purchaser or its Affiliates to unaffiliated third parties (calculated in Dollars or, with respect to non-Dollar denominated sales, using the average exchange rate in effect during the applicable period for non-Dollar denominated sales), and less the following amounts to the extent deducted from or on such invoice or absorbed or accrued or reserved by Purchaser or its Affiliates in accordance with GAAP: (i) customary quantity, trade and/or cash discounts, chargebacks, anticipated returns, allowances, wholesaler inventory management fees, rebates (including any and all federal, state or local government rebates, e.g. Medicaid rebates) and price adjustments allowed or given; and (ii) sales and other excise taxes and duties directly related to the sale, to the extent such items are included in the gross invoice price.

Section 1.2. Other Interpretive Provisions. With reference to this Agreement, unless otherwise specified herein, the following interpretive provisions shall apply:

(a) the meanings of defined terms are equally applicable to the singular and plural forms of such defined terms;

(b) the words “herein,” “hereto,” “hereof and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision hereof;

(c) Article, Section, Exhibit and Schedule references are references to the Articles, Sections, Exhibits and Schedules of this Agreement;

(d) the term “including” is by way of example and not limitation; and

(e) section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Sellers, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets and properties of Sellers or their Affiliates (including the Companies) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used primarily in connection with the Business as the same shall exist on the Closing Date (herein collectively called the “Assets”), including all right, title and interest of Sellers in, to and under:

(i) all of the assets reflected on the Reference Statement, except those disposed of or converted into cash after the Reference Statement Date in the ordinary course of business;

(ii) all notes and accounts receivable generated by the Business;

(iii) all raw materials, supplies, work-in-process, finished goods and other materials included in the inventory of Sellers with respect to the Business;

(iv) the Permits listed in Section 4.10 of the Disclosure Schedule;

(v) the personal property leases listed in Section 4.15(c) of the Disclosure Schedule;

(vi) the Transferred Intellectual Property;

(vii) all other proprietary or confidential information used primarily in the Business but only to the extent related to the Business;

(viii) the agreements, contracts, licenses, sublicenses, assignments and indemnities listed in Section 4.13(b) of the Disclosure Schedule;

(ix) the Contracts listed or described in Section 4.12 of the Disclosure Schedule;

(x) to the extent permitted by Law, all books and records (including all data and other information stored on discs, tapes or other media) of Sellers to the extent relating (but solely to the extent relating) to the assets, properties, business and operations of the Business, including sales, advertising and marketing materials and customer lists;

(xi) the capital stock of each of the Companies and all minute books and other corporate records relating to the Companies;

(xii) to the extent transferable and to the extent permitted by Law, all telephone, telex and telephone facsimile numbers and other directory listings and domain names utilized by Sellers primarily in connection with the Business, including the domain name www.trisenox.com and the telephone number 1-800-TRISENOX; and

(xiii) the compounding vessels and other dedicated product contact filling equipment described in item 2 of Section 4.15(b) of the Disclosure Schedule.

Section 2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Assets shall not include the following (herein referred to as the “Excluded Assets”):

(i) any cash, bank deposits and cash equivalents;

(ii) the name “Cell Therapeutics” or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name “Cell Therapeutics”, the figure depicted on Section 2.2 of the Disclosure Schedule or any variation thereof (the “Excluded Trademarks”) or any variation thereof;

(iii) all Software;

(iv) Sellers’ rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Sellers with respect to the Business which might arise in connection with the discharge by Sellers of the Excluded Liabilities;

(v) all contracts of insurance of Sellers;

(vi) the real estate leases with respect to, and the leasehold improvements on, the Leased Real Property;

(vii) except as provided in Section 2.1(xiii), the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Section 4.15(b) of the Disclosure Schedule;

(viii) all corporate minute books and stock transfer books and the corporate seal of Sellers;

(ix) Sellers’ rights under the leases, agreements, contracts and commitments listed in Schedule 2.2;

(x) any of Seller’s ERISA Plans or Seller’s Non-ERISA Plans; and

(xi) all refunds of any Tax for which either Seller is liable pursuant to Article VIII.

Section 2.3. Assumed Liabilities. On the Closing Date, Purchaser shall deliver to Sellers the Assumption Agreement pursuant to which Purchaser shall assume and agree to discharge the following obligations and liabilities of Sellers in accordance with their respective terms and subject to the respective conditions thereof:

(i) all Liabilities of Sellers with respect to the Business reflected in the Valuation Date Statement as a Dollar amount and limited to such Dollar amount;

(ii) all Liabilities of Sellers to be paid or performed after the Closing Date under (i) the Material Contracts, (ii) the leases, contracts and other agreements with respect to the Business not required by the terms of Section 4.12 to be listed in the Disclosure Schedules and (iii) the leases, contracts and other agreements entered into by Sellers with respect to the Business after the date hereof consistent with the terms of this Agreement, except (A) in each case, to the extent such Liabilities, but for a breach or default by Sellers, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default and (B) in each case, to the extent such Liabilities would be required to be reflected on a balance sheet as of the Valuation Date with respect to the Assets prepared in accordance with Agreed Accounting Principles and were not so reflected in the Valuation Date Statement and not taken into account as a deduction in determining Valuation Date Working Capital in connection with the determination of the Purchase Price pursuant to Section 3.3;

(iii) all Liabilities in respect of Taxes for which Purchaser is liable pursuant to Article VIII;

(iv) all Liabilities of CTI or any of its Affiliates under Section 1.4(f) of the PolaRx Merger Agreement arising after the Closing Date; and

(v) any obligations with respect to any return claim or other obligations to replace any products manufactured, distributed or sold by CTI or Nevada with respect to the Business or by UK or PolaRx, in each case, prior to the Closing Date.

All of the foregoing liabilities and obligations to be assumed by Purchaser hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

Section 2.4. Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any Liability of Sellers not expressly assumed by Purchaser pursuant to the Assumption Agreement (all such Liabilities not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(i) any Liabilities in respect of Taxes for which Sellers are liable pursuant to Article VIII;

(ii) any payables and other Liabilities of Sellers with respect to the Business to any other business unit of Sellers or any of Sellers’ Affiliates;

(iii) any costs and expenses incurred by Sellers incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(iv) any Liabilities in respect of any Excluded Assets;

(v) any Liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Section 4.8 of the Disclosure Schedule;

(vi) any Liabilities arising from the failure of Sellers to comply with the provisions of any applicable bulk sales or bulk transfer laws;

(vii) accrued Liabilities of any kind required to be reflected on the Valuation Date Statement prepared in accordance with Agreed Accounting Principles which were not reflected thereon as a dollar amount;

(viii) any Liabilities related to, or arising from (i) the occupancy, operation, use or control of any of the Seller Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Environmental Law, including Liabilities related to, or arising from, any Release of any Contaminant on, at or from (A) the Seller Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property or (B) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date;

(ix) any product liability or claims for injury to person or property, regardless of when made or asserted, relating to the ownership, possession or use of any products manufactured, utilized in clinical trials, sold or distributed by or on behalf of CTI or Nevada with respect to the Business or by or on behalf of UK or PolaRx, in each case, prior to the Closing Date;

(x) any recalls on or after the Closing Date mandated by any Governmental Authority of TRISENOX with respect to any products manufactured, distributed or sold by CTI or Nevada with respect to the Business or by UK or PolaRx, in each case, prior to the Closing Date;

(xi) all Liabilities of Sellers, the Companies or their Affiliates under the Financing Agreement;

(xii) all Liabilities under Section 4.1(b) of the Sloan-Kettering Agreement arising as a result of this Agreement, consummation of the transactions contemplated hereby or any other event occurring on or prior to the Closing Date;

(xiii) except as set forth in Section 2.3(iv), all Liabilities of Sellers, the Companies or their Affiliates under the Agreement and Plan of Merger dated as of January 7, 2000 among Sellers and PolaRx, as amended on March 6, 2003 (the “PolaRx Merger Agreement”) including, without limitation, any Liabilities owed to former shareholders of PolaRx;

(xiv) all Liabilities of Sellers for any royalties under the Waxman Agreement relating to patents issued prior to the Closing Date accruing with respect to sales made prior to the Closing Date; and

(xv) all Liabilities of Sellers or their Affiliates (including, with respect to periods prior to the Closing Date, the Companies) under or with respect to any compensation or employee benefit plans, programs or agreements, or otherwise arising in connection with the employment or pay practices of Sellers or their Affiliates (including, with respect to periods prior to the Closing Date, the Companies).

ARTICLE III

PURCHASE PRICE; CLOSING

Section 3.1. Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be determined in accordance with Section 3.3 and shall be equal to:

(i) $69,500,000, plus

(ii) the Inventory Valuation Amount; minus

(iii) the Return Adjustment Amount; minus

(iv) the Sloan-Kettering Royalty Amount; plus

(v) the amount by which the Valuation Date Working Capital Amount exceeds $1,020,045; or minus

(vi) the amount by which the Valuation Date Working Capital Amount is less than $1,020,045.

Section 3.2. Estimated Purchase Price. No later than three (3) business days prior to the Closing Date, CTI shall deliver to Purchaser a statement (the “Estimated Valuation Date Accounting Statement”) setting forth CTI’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), the Inventory Valuation Amount, the Sloan-Kettering Royalty Amount and the Valuation Date Working Capital Amount and setting forth in reasonable detail the assets and liabilities of the Business as of the Valuation Date anticipated, based on the most recent available financial information, to be reflected on the Valuation Date prepared in accordance with Agreed Accounting Principles. The Estimated Valuation Date Accounting Statement shall be certified by CTI’s chief financial officer. The Purchase Price shall thereafter be determined as provided in Section 3.3.

Section 3.3. Valuation Date Statement and Actual Purchase Price.

(a) No later than sixty (60) days after the Closing Date, CTI shall (i) prepare in accordance with Agreed Accounting Principles, a statement of assets and liabilities as of the Valuation Date (the “Preliminary Valuation Date Statement”), (ii) determine the Purchase Price in accordance with the provisions of this Agreement (the “Preliminary Purchase Price”), the Inventory Valuation Amount, the Sloan-Kettering Royalty Amount and the Valuation Date Working Capital Amount, and (iii) deliver to Purchaser the Preliminary Valuation Date Statement and a certificate of CTI’s chief financial officer setting forth the Preliminary Purchase Price, the Inventory Valuation Amount, the Sloan-Kettering Royalty Amount and the Valuation Date Working Capital Amount (the “Preliminary Accounting Statement”). Purchaser shall cooperate with Seller and its accountants to the extent reasonably required to enable CTI to prepare the Preliminary Accounting Statement in accordance with this Agreement.

(b) Purchaser may dispute one or more of the items set forth in the Preliminary Accounting Statement by notifying CTI in writing within forty-five (45) days after its receipt of the Preliminary Accounting Statement thereof, but only on the basis that such item was not prepared in accordance with the Agreed Accounting Principles or is mathematically inaccurate. During such 45-day period, and until the Valuation Date Statement and the Purchase Price are finally determined, employees of Purchaser and its accountants shall be entitled to access to CTI’s and its accountants’ work papers prepared in connection with the preparation of the Preliminary Accounting Statement and shall be entitled to review and discuss such work papers with CTI and its accountants. Any notice delivered in accordance with Section 3.3(b) shall specify in reasonable detail the nature of any disagreement so asserted. If Purchaser does not so notify CTI within such period, the Preliminary Valuation Date Statement and the Preliminary Purchase Price shall be final, binding and conclusive on the parties as the “Valuation Date Statement” and the Purchase Price, respectively. If Purchaser does so notify CTI, Purchaser and CTI and their respective accountants shall attempt to resolve by written agreement (“Agreed Adjustments”) any differences as to the Preliminary Accounting Statement and, in the event CTI and Purchaser so resolve such differences, the Preliminary Valuation Date Statement and the Purchase Price set forth in the Preliminary Accounting Statement as adjusted by the Agreed Adjustments shall be final and binding as the Valuation Date Statement and the Purchase Price, respectively, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement (except to the extent any Damages related to a breach of such representations, warranties, covenants or agreements would be duplicative of amounts payable pursuant to this Section 3.3).

(c) If Purchaser and CTI are unable to reach a resolution with respect to all of the items specified in a notice provided pursuant to Section 3.3(b) within twenty (20) days after receipt by CTI of such notice, then either party may submit the items remaining in dispute for resolution to Deloitte & Touche, LLP (the “Independent Accounting Firm”), which shall, within twenty (20) days after such submission or such longer period as the Independent Accounting Firm may reasonably require, determine and report to Purchaser and CTI upon such remaining disputed items (based solely on the presentations of Purchaser and CTI as to whether any disputed matter has been determined in a manner consistent with Agreed Accounting Principles and this Agreement), and such determination shall be final, binding and conclusive on the parties hereto. The Preliminary Valuation Date Statement and the Preliminary Purchase Price, after giving effect to any Agreed Adjustments and to the resolution of the disputed matters by the Independent Accounting Firm, shall be the Valuation Date Statement and the Purchase Price, respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement (except to the extent any Damages related to a breach of such representations, warranties, covenants or agreements would be duplicative of amounts payable pursuant to this Section 3.3). The parties hereto shall make available to Purchaser, CTI and, if applicable, the Independent Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Statement or any matters submitted to the Independent Accounting Firm. The fees and disbursements of the Independent Accounting Firm shall be allocated between Purchaser and CTI in such manner that Purchaser shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which is the aggregate dollar value of disputed items submitted to the Independent Accounting Firm that are resolved against Purchaser (as finally determined by the Independent Accounting Firm) and the denominator of which is the total dollar value of the disputed items so submitted, and CTI shall be responsible for the remainder of such fees and expenses.

(d) Following the determination of the Purchase Price pursuant to this Section 3.3, if (i) the Purchase Price exceeds the Estimated Purchase Price, Purchaser shall pay Seller (A) the amount by which the Purchase Price exceeds the Estimated Purchase Price and (B) with interest thereon as calculated pursuant to Section 3.3(e), and (ii) if the Purchase Price is less than the Estimated Purchase Price, Seller shall pay Purchaser (A) the amount by which the Purchase Price is less than the Estimated Purchase Price and (B) interest thereon as calculated pursuant to Section 3.3(e), in each case, within five (5) business days after the Purchase Price is finally determined.

(e) The party making the payment pursuant to Section 3.3(d) shall pay interest thereon to the other party for the period from the Closing Date to the date of payment at the Prime Rate as published in The Wall Street Journal, Eastern Edition, on the Closing Date. Payment of such amounts and interest thereon shall be made by wire transfer in immediately available funds to such account or accounts as are designated in writing by the party entitled to receive such payment no later than the second Business Day prior to the date on which such payment is due.

Section 3.4. Additional Consideration. (a) In addition to the Purchase Price, upon the Business attaining the development milestones set forth below (each, a “Development Milestone” and collectively, the “Development Milestones”), Purchaser shall promptly notify CTI of achievement of any Development Milestone and shall become obligated to pay to CTI the respective amounts set forth below on the terms set forth below (each, a “Development Milestone Payment” and collectively, the “Development Milestone Payments”).

(i) $10 million in cash payable within 30 days of receipt of final FDA approval of TRISENOX for first line treatment of acute promyelocytic leukemia (“APL”);

(ii) $10 million in cash payable within 30 days of receipt of final FDA approval of TRISENOX for treatment of myelodysplastic syndrome (“MDS”);

(iii) $10 million in cash payable within 30 days of receipt of final FDA approval of TRISENOX for treatment of multiple myeloma (“MM”); and

(iv) $10 million in cash payable within 30 days of receipt of final FDA approval of TRISENOX for treatment of acute myeloid leukemia (“AML”).

(b) (i) In addition to the Purchase Price, upon the Business attaining the sales milestones set forth below (each, a “Sales Milestone” and collectively, the “Sales Milestones”), Purchaser shall notify CTI of achievement of any Sales Milestone and shall become obligated to pay to CTI the respective amounts set forth below, in each case on the terms set forth below (each, a “Sales Milestone Payment” and collectively, the “Sales Milestone Payments”):

(1) $5 million in cash when Worldwide Net Sales in any period of four consecutive calendar quarters exceed $40 million;

(2) $10 million in cash when Worldwide Net Sales in any period of four consecutive calendar quarters exceed $50 million;

(3) $5 million in cash when Worldwide Net Sales in a period of four consecutive calendar quarters exceed $60 million;

(4) $10 million in cash when Worldwide Net Sales in any period of four consecutive calendar quarters exceed $75 million;

(5) $10 million in cash when Worldwide Net Sales in any period of four consecutive calendar quarters exceed $100 million;

(6) $10 million in cash when Worldwide Net Sales in any four consecutive calendar quarter period exceed $150 million; and

(7) $10 million in cash when Worldwide Net Sales in any four consecutive calendar quarter period exceed $200 million.

CTI shall only be eligible to receive a single payment for each Sales Milestone described in clauses (1) through (7) above, but may receive more than one Sales Milestone Payment with respect to a single four consecutive quarter period as a result of the Worldwide Net Sales attained in a single four consecutive quarter period. If any calendar quarter is included in a four calendar quarter period with respect to which one or more Sales Milestones are achieved, then the Worldwide Net Sales for that calendar quarter may not be counted to achieve a Sales Milestone with respect to any other subsequent four calendar quarter period.

(ii) Purchaser will provide to CTI, within forty-five (45) days after the end of each calendar quarter, commencing at the end of the first calendar quarter ending after the Closing Date, a report setting forth in reasonable detail a calculation of the Worldwide Net Sales for the calendar quarter (the “Purchaser Sales Milestone Report”). If CTI does not object to the Purchaser Sales Milestone Report within thirty (30) Business Days of receipt thereof the Purchaser Sales Milestone Report or upon such earlier time as CTI shall provide written notice that it concurs with the Purchaser Sales Milestone Report, such Report shall become final and binding as the “Final Sales Milestone Report” and shall be used to calculate the Sales Milestone Payments. If CTI delivers notice to Purchaser objecting to the Purchaser Sales Milestone Report within such 30-Business Day period the Purchaser Sales Milestone Report shall be submitted to the Independent Accounting Firm which shall conduct an audit thereof within twenty (20) Business Days after such submission or such longer period as the Independent Accounting Firm may reasonably require (which audit shall be limited to the calculation of Worldwide Net Sales in accordance with the terms hereof (it being understood that such audit shall not cover, and the Independent Accounting Firm shall not pass upon, the appropriateness of the Purchaser’s adjustments to gross sales under GAAP) and the mathematical accuracy of the calculation contained in the Purchaser Sales Milestone Report). The determination of the Independent Accounting Firm shall be final, binding and conclusive on Purchaser and CTI and the Purchaser Sales Milestone Report, as adjusted by the determination of the Independent Accounting Firm, shall be the Final Sales Milestone Report. The fees and disbursements of the Independent Accounting Firm shall be paid by CTI unless the adjustments to the Purchaser Sales Milestone Report determined to be made by the Independent Accounting Firm would cause an additional Sales Milestone to be met that would not have been met under the calculation of Worldwide Net Sales contained in the Purchaser Sales Milestone Report, in which case the fees and disbursements of the Independent Accounting Firm shall be paid by Purchaser.

(iii) All Sales Milestone Payments shall be calculated on the basis of the Final Sale Milestone Reports and shall be made no later than the later of (A) 60 days after the end of the four consecutive calendar quarter period in which the applicable Sales Milestone giving rise to any Sales Milestone Payment(s) is met and (B) three (3) Business Days after the date on which Final Sales Milestone Reports for each of the calendar quarters in the applicable four consecutive calendar quarter period are deemed to be completed.

(c) All Development Milestone Payments and Sales Milestone Payments shall be made by wire transfer of immediately available funds to such account or accounts as are designated in writing by CTI, which designation shall be made no later than the second Business Day after Sellers receive written notice that they have become entitled to receive such payment.

(d) On and after the Closing Date, the control of the Business shall rest with Purchaser and Sellers shall have no right to object to the manner in which the Business is conducted after the Closing Date, Purchaser shall have complete discretion with respect to all decisions related to the Assets, including decisions relating to the research, development, manufacture, marketing, pricing and distribution of TRISENOX, and shall have no obligation to conduct clinical trials related to, or otherwise pursue regulatory approvals of, any indication for TRISENOX or otherwise take any action to protect, attain or maximize any payment to be received by Sellers pursuant to this Section 3.4. Purchaser shall have no obligation to follow any business plan of Sellers or be legally bound by any such plan and shall have no obligation to consult with Sellers with respect to the Business. Without limiting the foregoing, Purchaser agrees that, upon the written request of CTI, representatives of Purchaser and CTI shall meet (in person or telephonically) on such date and at such location as shall be agreed upon by Purchaser and CTI to discuss the research, development and marketing of TRISENOX (including clinical trade strategy and regulatory approval strategies); provided, that Purchaser shall not be obligated to cause its representatives to attend such a meeting more than twice in any calendar year and shall not be obligated to cause its representatives to attend such a meeting after the second anniversary of the Closing.

Section 3.5. Allocation of Purchase Price. No later than thirty (30) Business Days following the Closing Date, Sellers shall submit to Purchaser in writing the allocation of the Purchase Price among all of the Assets in accordance with the provisions of Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation Notice”). Purchaser shall be deemed to have accepted the Allocation Notice, and it shall be deemed final, unless Purchaser provides written notice of disagreement to Sellers within thirty (30) Business Days of receipt of the Allocation Notice (a “Disagreement Notice”). If Purchaser provides a Disagreement Notice, Sellers and Purchaser shall negotiate in good faith to resolve the differences. If the disagreements cannot be resolved within ten (10) Business Days of CTI’s receipt of the Disagreement Notice, Purchaser and Sellers shall engage the Independent Accounting Firm to resolve the differences. The independent accounting firm will be requested to resolve the dispute and determine the correct allocation in accordance with Section 1060 of the Code, and issue its report within ten (10) Business Days of its engagement in writing to Purchaser and Sellers (the “Accounting Report”), or such longer period as the accounting firm may require. One half of the fees of the independent accounting firm shall be borne by Purchaser, and one half of such fees shall be borne by Sellers. Neither Purchaser nor Sellers shall take a position on any Tax return, before any governmental Tax agency or in a judicial proceeding that is inconsistent with the Allocation Notice, if final, or the Accounting Report, except as required by law. To the extent required by Section 1060 of the Code, the Allocation Notice or Accounting Report, as appropriate, will be revised to reflect any adjustment to the Purchase Price.

Section 3.6. Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Assets contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at O’Melveny & Myers LLP, 275 Battery Street, Suite 2600, San Francisco, California 94111, on such date and at such time as Sellers and Purchaser may mutually agree, which date shall be as soon as practicable, and in any event no later than three (3) Business Days, after the satisfaction or valid waiver of the conditions set forth in Article IX that are capable of being satisfied prior to the Closing (the day on which the Closing takes place being referred to herein as the “Closing Date”).

(b) Subject to the satisfaction or waiver of the conditions set forth in Article IX, at Closing Purchaser shall pay CTI an amount equal to the Estimated Purchase Price by wire transfer of immediately available funds to such account or accounts as are designated in writing by CTI no later than the second Business Day prior to the Closing Date.

(c) Subject to satisfaction or waiver of the conditions set forth in Article IX, at Closing Purchaser shall deliver to Sellers the following:

(i) a copy of Purchaser’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) a certificate of good standing of Purchaser issued as of a recent date by the Secretary of State of the State of Delaware;

(iii) a certificate of the secretary or an assistant secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the Certificate of Incorporation of Purchaser since a specified date; (ii) the by-laws of Purchaser; (iii) the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Purchaser executing this Agreement and any Purchaser Ancillary Agreement;

(iv) the Assumption Agreement duly executed by Purchaser;

(v) the certificate of Purchaser contemplated by Section 9.2(c) duly executed by an authorized officer of Purchaser; and

(vi) the Transition Services Agreement duly executed by Purchaser; and

(vii) a certificate of resale for each state in which inventory included in the Assets is held reflecting such inventory held in the state.

(d) Subject to the satisfaction or waiver of the conditions set forth in Article IX, at Closing Sellers shall deliver to Purchaser the following:

(i) a copy of CTI’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Washington;

(ii) a copy of Nevada’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Nevada;

(iii) the common seal (if any), statutory books and other record books of UK written up to (but not including) the Closing Date, the certificate of incorporation and any certificate on change of name of UK and a copy of the Memorandum and Articles of Association of UK (duly certified by any director or the secretary as being true, complete and up to date)

(iv) a copy of the Certificate of Incorporation of PolaRx certified as of a recent date by the Secretary of State of the State of Delaware;

(v) a certificate of good standing of CTI issued as of a recent date by the Secretary of State of the State of Washington;

(vi) a certificate of good standing of Nevada issued as of a recent date by the Secretary of State of the State of Nevada;

(vii) a certificate of good standing of PolaRx issued as of a recent date by the Secretary of State of the State of Delaware;

(viii) a certificate of the secretary or assistant secretary of CTI, dated the Closing Date, in form and substance satisfactory to Purchaser, as to (i) no amendments to the Articles of Incorporation of CTI since a specified date; (ii) the by-laws of CTI; (iii) the resolutions of the Board of Directors of CTI authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements to which CTI is a party and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of CTI executing this Agreement and any Seller Ancillary Agreement to which CTI is a party;

(ix) a certificate of the secretary or assistant secretary of Nevada, dated the Closing Date, in form and substance satisfactory to Purchaser as to (i) no amendment to the Articles of Incorporation of Nevada since a specified date; (ii) the by-laws of Nevada; (iii) the resolutions of the Board of Directors of Nevada authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements to which Nevada is a party and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Nevada executing this Agreement and any Seller Ancillary Agreement to which Nevada is a party;

(x) a certificate of the secretary or assistant secretary of PolaRx, dated the Closing Date, in form and substance satisfactory to Purchaser, as to (i) no amendment to the Certificate of Incorporation of PolaRx since a specified date; and (ii) the by-laws of PolaRx;

(xi) an opinion of O’Melveny & Myers LLP, counsel to Sellers in form and substance reasonably satisfactory to Purchaser;

(xii) the Bill of Sale duly executed by the Sellers;

(xiii) the certificates contemplated by Section 9.3(c) and (e), duly executed by an authorized officer of each of CTI and Nevada;

(xiv) stock certificates evidencing all outstanding capital stock of PolaRx, duly endorsed in blank or accompanied by stock powers duly executed in blank;

(xv) all consents, waivers or approvals obtained by Sellers with respect to the Assets or the consummation of the Transactions;

(xvi) the resignations of each officer and director of PolaRx;

(xvii) resignation letters in the agreed form from each of the directors and officers of UK, in each case acknowledging that he/she has no claims against UK whether for loss of office or otherwise;

(xviii) an unqualified letter of resignation from the auditors of UK, in the form prescribed by Section 394 of the Companies Act of 1985, accompanied by a written confirmation that such auditors have no claims for unpaid fees or expenses;

(xix) the Transition Services Agreement duly executed by CTI;

(xx) a share purchase agreement in a form mutually agreeable to CTI and Purchaser duly executed by CTI in favor of Purchaser (or persons nominated by Purchaser), the share certificates for the UK Shares in the name of CTI (or duly executed lost certificate indemnities, in the agreed form, in respect thereof) and a duly executed original of any power of attorney under which the transfer is executed;

(xxi) assignments, in recordable form with respect to each registered copyright, issued patent, registered trademark and pending application for the registration or issuance of any copyrights, patent rights and trademarks included in the Assets, duly executed by Sellers and in form supplied by Purchaser;

(xxii) evidence of (A) the termination of the PolaRx Inter-Company Licenses and (B) Sellers’ compliance with Sections 6.9(c) and 6.9(d);

(xxiii) UCC-3 termination statements releasing all security interests of PharmaBio or any of its Affiliates with respect to the Assets; and

(xxiv) such other bills of sale, assignments and other instruments of transfer or conveyances as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Assets to Purchaser, in each case in such form supplied by Purchaser in forms reasonably acceptable to Sellers; and

(xxv) a certified copy of the minutes of a duly held meeting of the board of directors of UK at which the following resolutions were duly passed: (A) to approve the registration of the transfer of the UK Shares subject to such transfer being duly stamped for the United Kingdom Stamp Duty; (B) to accept the resignations of the directors, officers and auditors referred to in clauses (xviii) and (xix) above; and (C) to appoint such persons as Cephalon may specify prior to Closing as directors and officers of UK with effect from Closing;

(xxvi) powers of attorney in the agreed form in respect of the exercise of the rights attaching to the UK Shares pending registration of the transfer of the UK Shares; and

(xxvii) a certified copy of the minutes of a duly held meeting of the board of directors of CTI authorizing the sale of the UK Shares and the execution of this Agreement and any other documents to be executed by it on Closing in connection therewith.

In addition to the above deliveries, Sellers shall take all steps and actions as Purchaser may reasonably request or as may otherwise be necessary to put Purchaser in actual possession or control of the Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLERS AND THE COMPANIES

As an inducement to Purchaser to enter into this Agreement, Sellers hereby jointly and severally represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule:

Section 4.1. Organization; Authority.

(a) CTI is a corporation duly organized, validly existing and in good standing under the laws of Washington. Nevada is a corporation duly organized and validly existing under the laws of Nevada. Each of the Sellers is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of the Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. UK is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom. PolaRx is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the Companies is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of the Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the Sellers and the Companies has all necessary corporate power and authority to own or lease the Assets owned or leased by it and to conduct the Business as currently conducted by it. The Companies are not presently, and have not been, engaged in any business activity other than the Business.

(b) Each of the Sellers has all necessary corporate power and authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and each Seller Ancillary Agreement to which it is a party by each Seller and the consummation by each of CTI and Nevada of the Transactions have been duly and validly authorized by the Board of Directors of CTI and the Board of Directors and sole stockholder of Nevada no other corporate proceedings on the part of either CTI or Nevada or their respective Boards of Directors or stockholders are necessary to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of CTI and Nevada and constitutes the legal, valid and binding obligation of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies. Upon execution and delivery by CTI and Nevada of each Seller Ancillary Agreement to which is it a party, each such Seller Ancillary Agreement will constitute the legal, valid and binding obligation of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

Section 4.2. No Conflict. Assuming compliance with the notification requirements of the HSR Act and any applicable foreign antitrust regulations and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions identified in Section 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreements or the Seller Ancillary Agreements nor the consummation of any of the Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (a) contravene, conflict with, or result in a violation of or the creation of any Encumbrance (excluding any Permitted Encumbrance) upon any of the Assets under (i) any provision of the charter or bylaws (or similar organizational documents) of Sellers or the Companies, (ii) any resolution adopted by the board of directors or the stockholders of Sellers or the Companies; (iii) any Law to which Sellers, the Companies or the Assets is subject or bound or (iv) any Governmental Order to which Sellers, the Companies or the Assets is subject; (b) contravene, conflict with, or result in a violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (excluding a Permitted Encumbrance) on any of the Assets or any of the assets of the Companies pursuant to any Material Contract or any other material permit or authorization to which Sellers or the Companies is a party or is bound or to which the Assets are subject; or (c) result in the creation of any Encumbrance (other than restrictions on transfer under applicable state, provincial and federal securities Laws and Permitted Encumbrances) on any of the Shares, except, in the case of (a)(iii), as would not reasonably be expected to have a Material Adverse Effect.

Section 4.3. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the consummation of the Transactions by Sellers does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any other Person, except (a) the notification requirements of the HSR Act and (b) pursuant to any applicable foreign antitrust regulations.

Section 4.4. Ownership of Shares; Capitalization; Subsidiaries.

(a) Seller owns of record the PolaRx Shares, free and clear of all Encumbrances (other than restrictions on transfer under applicable state, provincial and federal securities Laws).

(b) Seller owns of record the UK Shares, free and clear of all Encumbrances (other than restrictions on transfer under applicable state, provincial and federal securities Laws).

(c) The authorized capital stock of UK consists of 100 ordinary shares, nominal value £1 per share, of which 100 are issued and outstanding and all of which are held by Seller and are validly issued, fully paid and nonassessable and free of preemptive rights. The UK Shares constitute all of the issued and outstanding shares of capital stock of UK.

(d) The authorized capital stock of PolaRx consists of 100 shares of common stock, $.001 par value per share, of which 100 shares are issued and outstanding and all of which are held by Seller and are validly issued, fully paid and nonassessable and free of preemptive rights. The PolaRx Shares constitute all of the issued and outstanding shares of capital stock of PolaRx.

(e) Except as set forth above there are not outstanding any (i) securities of either Company convertible into or exchangeable or exercisable for, shares of capital stock or for share equity securities of such Company, (ii) options, warrants or other rights to acquire from either Company any shares of capital stock or equity securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity securities of such Company, or (iii) bonds, debentures, notes or other indebtedness or securities of either Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Company may vote.

(f) True and complete copies of (i) the articles of association and by-laws of UK and (ii) the certificate of incorporation and by-laws of PolaRx, each as amended to date, have been delivered to Purchaser.

(g) Neither of the Companies has any Subsidiaries.

Section 4.5. Financial Statements. Section 4.5 of the Disclosure Schedule sets forth (i) an unaudited statement of assets and liabilities of the Business as of the fiscal quarter ended March 31, 2005 and an unaudited statement of assets and liabilities of the Business as of the fiscal year ended December 31, 2004 and (ii) statements of net product sales (each, a “Statement of Net Product Sales”) of Trisenox for the three month period ending March 31, 2005 and for the year ended December 31, 2004 (collectively, the “Financial Statements”). Except as set forth therein, the Financial Statements (a) in the case of the Statements of Net Product Sales, has been prepared to reflect the consolidated net product sales of the Business for the applicable periods; (b) are in accordance with and based upon the books and records of the Sellers and the Companies; and (c) reflect account balances calculated in accordance with GAAP, consistently applied, and fairly present in all material respects the financial position and results of operations of the Business (including the Companies) as of dates presented and for the periods then ended.

Section 4.6. No Undisclosed Liabilities. Neither the Companies nor the Business is subject to any Liabilities required to be disclosed on a balance sheet prepared in accordance with GAAP, consistently applied, other than (a) Liabilities adequately reflected or reserved against on the Reference Statement, and (b) Liabilities of the same nature as those set forth in the Reference Statement incurred since the Reference Statement Date in the ordinary course of business consistent with past practice.

Section 4.7. Absence of Changes.

(a) Since the Reference Statement Date, there has occurred no Material Adverse Effect.

(b) Since the Reference Statement Date, neither Sellers nor the Companies has taken any action that would constitute a violation of Section 6.1(b) were such action to be taken after the execution of this Agreement.

Section 4.8. Litigation. There are no Actions by or against Sellers relating to the Business or by or against the Companies, or affecting any of the assets of the Business (including the Assets), pending, or to the Knowledge of Sellers, threatened. As of the date hereof, none of Sellers nor any of their Subsidiaries (including the Companies), nor any of their respective assets or properties (including the Assets), is subject to any Governmental Order, nor, to the Knowledge of Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority. As of the date hereof, no Action is pending or, to the Knowledge of Sellers, threatened, which seeks to delay or prevent the consummation of, or which could reasonably be expected to materially adversely affect Sellers’ ability to consummate, the Transactions.

Section 4.9. Compliance with Laws. Sellers and the Companies are conducting the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Business or the assets of the Business (including the Assets), and neither of the Sellers and neither of the Companies is in violation of any such Law or Governmental Order in any material respect.

Section 4.10. Permits. Each of Sellers and each of the Companies owns, holds or possesses all permits, licenses, franchises, privileges, approvals and other authorizations from any Governmental Authority which are necessary to entitle it to own or lease, operate and use the Assets owned by it and to carry on and conduct the Business as currently conducted by it (collectively, the “Permits”). Section 4.10 of the Disclosure Schedule sets forth a list of each material Permit. None of the Sellers or the Companies is in violation of or default under any material Permit. Each of the Sellers and the Companies has fulfilled and performed its obligations under each material Permit, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach of or default under any such material Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such material Permit. As of the date hereof, to the Knowledge of Sellers, no notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by Sellers or the Companies. Each of the Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Purchaser in accordance with this Agreement and will continue in full force and effect after the consummation of the Transactions, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval or act of, or the making of any filing with, and Governmental Authority.

Section 4.11. Environmental Matters. The operations of the Business comply in all material respects with all applicable Environmental Laws and to the Knowledge of the Sellers, no circumstances or conditions exist that may prevent or interfere with such compliance in the future. Neither Seller, with respect to the Business, nor either Company is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law. The Business is not required to have any Permits under Environmental Laws, other than those applicable to the conduct of business in the ordinary course. Except as set forth on Schedule 4.11, no Contaminant has been generated, transported, used, disposed, stored or treated by Sellers with respect to the Business or by the Companies, and there has been no Release of Contaminant by Sellers with respect to the Business or either of the Companies.

Section 4.12. Material Contracts.

(a) For purposes hereof, the term “Material Contracts” shall mean the following Contracts to which any of the Sellers or the Companies is a party or is otherwise bound:

(i) Contracts for the purchase by the Business or the Companies of goods or services from suppliers or service providers, including any consignment, distributor, dealer, manufacturer’s representative, sales agency, advertising representative or advertising or public relations contract, in each case involving annual payments by the Business in excess of $25,000 in fiscal year 2004 or which Sellers reasonably expect will involve payments of more than $25,000 in fiscal year 2005 or which extends beyond 2009;

(ii) Contracts for the purchase by customers from the Business of goods or services involving annual payments in excess of $25,000 in fiscal year 2004 or which Sellers reasonably expect will involve payments related to the Business of more than $25,000 in fiscal year 2005 or which extends beyond 2009;

(iii) Contracts relating to the incurrence of indebtedness for borrowed money by the Business or the Companies or the guaranteeing or securing by or of the Business or the Companies of any obligation for borrowed money (including letters of credit), except in the ordinary course in connection with accounts payable;

(iv) leases, installment and conditional sale agreements, having annual rentals or payments in excess of $25,000 relating to the Business or the Companies, and other Contracts affecting the ownership by, leasing of, title to, use of, or any leasehold or other interest in, any personal property used primarily in the Business;

(v) joint venture Contracts relating to the Business or the Companies, or other Contracts relating to the Business or the Companies creating a similar legal relationship;

(vi) Contracts that prohibit the Business from competing with any Person in any geographic area or from soliciting customers or from hiring or retaining any Person;

(vii) Contracts relating to Licensed Intellectual Property, provided in each case (A) annual payments or receipts of greater than $25,000 were attributable to the Business pursuant to such Contract in fiscal year 2004, or (B) such Contract is otherwise material to the operation of the Business;

(viii) Contracts relating to Software excluding non-customized software that is commercially available or subject to “shrink-wrap” and “clip-through” license agreements and primarily used in the conduct of the Business;

(ix) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others in connection with, or relating to, the Business;

(x) any Contract not otherwise described in this Section 4.12 that is material to the conduct of the Business as currently conducted, or that is not entered into in the ordinary course of business.

(b) Section 4.12 of the Disclosure Schedule sets forth a complete list of all Material Contracts to which either of the Sellers or either of the Companies is party or by which they are bound. Each Material Contract constitutes a valid and binding obligation of the parties thereto and is in full force and effect and may be transferred to Purchaser pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Sellers and the Companies have fulfilled and performed their respective obligations under each of the Material Contracts and none of the Sellers or the Companies has violated or breached, or committed any default under, any Material Contract; and, to the Knowledge of Sellers, no other Person has violated or breached, or committed any default under, and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Sellers, the Companies or any such third party under, any Material Contract. Since the Reference Statement Date, neither of the Sellers and neither of the Companies has received any written notice alleging any actual or possible violation or breach of, or default under, any Material Contract. Neither of the Companies is a party to or bound by any Contract that is not primarily related to the Business.

(c) No amounts are due pursuant to Article 4 of the Waxman Agreement with respect to patents issued on or before the date hereof. No amounts are due, or will become due, in connection with this Agreement and the consummation of the Transactions under Section 4.1(b) of the Sloan-Kettering Agreement.

Section 4.13. Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedule lists the material Licensed Intellectual Property.

(b) Section 4.13(b) of the Disclosure Schedule lists the Transferred Intellectual Property.

(c) There is no software owned by or licensed to Sellers and used primarily with respect to the Business or owned by or licensed to the Companies, excluding non-customized software that is commercially available or subject to “shrink-wrap” and “clip-through” license agreements (the “Software”).

(d) Section 4.13 (d) of the Disclosure Schedule sets forth a list of all registrations and applications for registration included in the Transferred Intellectual Property or Licensed Intellectual Property (“Registered IP”). All such Registered IP is in good standing, is in material compliance with formal legal requirements and is not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. There are no proceedings, challenges or claims known to Sellers before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered IP.

(e) Sellers or the Companies own all right, title and interest in and to all of the Transferred Intellectual Property.

(f) Sellers and the Companies have taken reasonable steps that are required to protect the rights of Sellers and the Companies in confidential information and trade secrets of Sellers and the Companies in the Transferred Intellectual Property and Licensed Intellectual Property.

(g) No proceedings are pending, or to the Knowledge of Sellers, threatened and no claims have been received by Sellers or their Subsidiaries within the previous two (2) years that the operation of the Business has violated, infringed or misappropriated any Intellectual Property of any other Person.

(h) The operation of the Business as conducted by Sellers and their Subsidiaries does not violate, infringe or misappropriate the Intellectual Property of any other Person. Within the previous two (2) years, no written claim of invalidity of any Intellectual Property used in the Business has been made by any other Person.

(i) As of the date of this Agreement, (i) there is no outstanding Governmental Order applicable to Sellers or their Subsidiaries, (ii) there are no proceedings pending, and (iii) there is no agreement to which either Sellers or any of their Subsidiaries is a party, restricting, or that would restrict the use of the Transferred Intellectual Property by Sellers or any of their Subsidiaries (including the Companies) with respect to the Business or restricting the licensing of the Transferred Intellectual Property by Sellers or any of their Subsidiaries (including the Companies) to any Person.

(j) To the Knowledge of Sellers, no Person is violating, infringing, diluting or misappropriating the Transferred Intellectual Property.

Section 4.14. Insurance. Sellers have provided to Purchaser true and complete copies of all policies of insurance maintained by Sellers or the Companies with respect to the properties and assets of the Business, or true and complete summaries of the material terms of such insurance policies. All such policies are in full force and effect and Sellers and the Companies have complied in all material respects with the provisions of such policies.

Section 4.15. Properties and Assets.

(a) Except for the Leased Real Property that is subject to the UK Lease, there is no Leased Real Property leased or subleased by Sellers and used primarily in connection with the Business and there is no Leased Real Property leased or subleased by the Companies. Neither of the Sellers with respect to the Business nor the Companies (i) owns any real property or (ii) is a party to or is bound by any Contract for the purchase or sale of real property.

(b) Section 4.15(b) of the Disclosure Schedule contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by Sellers and used primarily in connection with the Business or owned by the Companies.

(c) Section 4.15(c) of the Disclosure Schedule contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which either Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used primarily in connection with the Business or either of the Companies are lessee of, or hold or operate, any machinery, equipment, vehicle or other tangible personal property owned by a third Person.

(d) Sellers have good and marketable title to, or in the case of any leased property included in the Assets have valid leasehold interests in, all Assets, free and clear of any Encumbrance, other than Permitted Encumbrances. Upon delivery to Purchaser of the Bill of Sale and other instruments of transfer contemplated by Section 3.6(d), Sellers will thereby transfer to Purchaser good and marketable title to the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(e) PolaRx has good title to, or in the case of leased property and assets has valid leasehold interests in, all of its physical assets, free and clear of any Encumbrances, other than Permitted Encumbrances. UK has good title to, or in the case of leased property and assets, has valid leasehold interests in, all of its physical assets free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 4.16. Sufficiency of Assets. Except for the assets to be provided to Purchaser pursuant to the Transition Services Agreement, the Assets collectively include all the assets primarily used in the Business and all of the assets necessary to conduct the Business as currently conducted.

Section 4.17. Regulatory Matters.

(a) TRISENOX has been and is being manufactured, distributed and marketed in compliance with all applicable requirements under the FDCA and any similar Law, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, and the filing of adverse event reports and compliance with other postmarketing obligations, including obligations to conduct phase 4 studies as specified in the pertinent FDA approval letter(s). Neither the Sellers nor any of their Subsidiaries has received any formal or informal notice or other communication from the FDA or any other Governmental Authority including a warning or untitled letter, (A) contesting the premarket approval labeling, or promotion (including advertising, promotional labeling, and sampling) of, TRISENOX or (B) otherwise alleging any violation or appearance of any violation of any Law by the Sellers or any of their Subsidiaries relating to TRISENOX.

(b) No TRISENOX product has been recalled, withdrawn, suspended or discontinued by the Sellers or any of their Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) since January 1, 2000. No proceedings in the United

States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any TRISENOX product or premarket approvals or marketing authorizations are pending, or to the Knowledge of Sellers, threatened, against the Sellers or any of their Subsidiaries, nor have any such proceedings been pending at any time since January 1, 2000.

(c) To the extent that a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved for TRISENOX, Sellers and their Subsidiaries are in substantial compliance with 21 U.S.C. sec. 355 and applicable FDA implementing regulations, including 21 C.F.R. Parts 312 or 314, and similar Laws and all terms and conditions of such applications. Sellers and their Subsidiaries, and the officers, employees or agents of Sellers or such Subsidiaries have included in the application for TRISENOX, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar Law, and such certification and such list was in each case true and accurate in all material respects when made and remain true and accurate in all material respects. In addition, Sellers and their Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar Laws with respect to TRISENOX.

(d) Each article of TRISENOX manufactured and/or distributed by Sellers or any of their Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Law) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar Law), and is not a product that is in violation of 21 U.S.C. sec. 355 (or similar Law).

(e) Neither Sellers nor any of their Subsidiaries, nor any officers, employees or agents of Sellers or any of their Subsidiaries has with respect to TRISENOX made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy and to the Knowledge of Sellers neither Sellers nor any of their Subsidiaries, nor any officer, employee or agent of Sellers or any of their Subsidiaries is the subject, officially or otherwise, of any pending or threatened investigation by any Governmental Authority under such policy or under the Federal Anti-Kickback Statute or the Civil False Claims Act or any regulations promulgated thereunder. Neither Sellers nor any of their Subsidiaries, nor any officer, employee or agent of Sellers or any of their Subsidiaries, has been convicted of any crime or engaged in any conduct with respect to TRISENOX for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law.

(f) To Sellers’ Knowledge, all pre-clinical and clinical investigations conducted or sponsored by it with respect to TRISENOX have been and are being conducted in material compliance with all recommendations of the FDA and all applicable laws, rules, regulations and guidelines, including good laboratory practices, investigational new drug requirements, good clinical practice requirements (including informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects), and federal and state laws restricting the use and disclosure of individually identifiable health information. To Sellers’ Knowledge, neither Sellers nor any of their Subsidiaries have received any information that would reasonably be expected to lead to denial by the FDA of any future application by Purchaser for approval of TRISENOX for the treatment of APL, MDS, MM or AML, subject to successful completion of ongoing and future trials disclosed to Purchaser and the results thereof.

(g) As of the date hereof, Seller is not aware that any Governmental Authority is considering issuing any Talk Paper or other public statement, pursuant to 21 U.S.C. sec. 375 or otherwise, questioning the safety or risk-benefit ratio of TRISENOX, or requesting or directing that the official labeling for TRISENOX be revised to include additional or strengthened warning or other risk information.

Section 4.18. Accounts Receivable; Inventories.

(a) All accounts receivable of Sellers with respect to the Business (including all accounts receivable of the Companies) have arisen from bona fide transactions by Sellers or the Companies in the ordinary course of the Business. To the Knowledge of Sellers, all accounts receivable reflected in the Reference Statement are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Reference Statement.

(b) The inventories of Sellers with respect to the Business (including the inventories of the Companies) (in each case, including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition, (ii) are reflected in the Reference Date Balance Sheet at the lower of cost or market in accordance with GAAP, consistently applied and will be reflected in the Valuation Date Statement at the lower of cost or market in accordance with GAAP (subject to the deviations from GAAP and the other principles set forth in Schedule 1.1A), consistently applied, and (iii) other than any failure to be saleable in the ordinary course of business solely as a result of the age of finished goods inventory, are, in the case of finished goods, of a quality saleable in the conduct of the Business and, in the case of all other inventories are of a quality useable in the conduct of the Business. Section 4.18 of the Disclosure Schedule sets forth a list of places where material inventories of the Business were located as of March 31, 2005.

Section 4.19. Employees and Related Agreements; ERISA.

(a) Section 4.19(a) of the Disclosure Schedule sets forth a list of each Benefit Plan, and identifies each Benefit Plan that is sponsored or maintained by either of the Companies, or pursuant to which either of the Companies has any obligation or liability (“Company Plans”), and each Benefit Plan that is sponsored or maintained by either of the Sellers, or pursuant to which either of the Sellers has any obligation or liability (“Seller Plans”).

(b) None of the Sellers or the Companies has ever maintained any employee pension benefit plan with respect to the Business that is subject to Section 302 or Title IV of

ERISA or Section 412 of the Code, or has ever been required to contribute to, or had any liability or obligation under, any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) with respect to the Business.

(c) Sellers have delivered or made available to Purchaser, with respect to each Seller Plan, either a true and correct copy of each such plan or a summary plan description or other comparable summary of such plan.

(d) Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and no circumstance exists which might cause such Plan to cease being so qualified.

(e) Each Company Plan complies, and has been administered to comply, with all applicable Laws, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened involving any such plan or the assets of any such plan.

(f) None of the Sellers or the Companies have any obligations under any Benefit Plans or otherwise to provide health or death benefits to or in respect of former employees of either Seller or either of the Companies with respect to the Business, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(g) None of the Sellers, with respect to the Business, or the Companies have any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

(h) Section 4.19(h) of the Disclosure Schedule contains: (i) a list of all employees of the Companies or Sellers whose work is primarily related to the Business as of the date of this Agreement, indicating each such employee’s length of service, current title, the entity with which such employee is employed and, if inactive, the reason for and commencement date of such employee’s inactive status and expected date of return; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Sellers or the Companies) provided by Sellers or the Companies to any such employees; (iii) a list of all present employees of Sellers with respect to the Business or the Companies; (iv) a list of any increase, effective on or after January 1, 2005, in the rate of compensation of any employees or commission salespersons if such increase exceeds 10% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of January 1, 2005 was in excess of $25,000 per annum.

(i) (i) To the Knowledge of Sellers, the Business is not involved in any transaction or other situation with any employee, officer, director or Affiliate of either Seller or either of the Companies which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of the Business, and (ii) there are no situations with respect to the Business which involved or involve (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of the Foreign Corrupt Practices Act of 1977; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

(j) Sellers and the Companies have complied in respect of the Business with all applicable Laws relating to wages, hours, discrimination in employment and collective bargaining and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Neither Sellers nor the Companies are subject to any collective bargaining agreements covering employees employed in the Business. Neither Sellers nor the Companies are parties to, or are adversely affected by or, to Sellers’ Knowledge, threatened with, any dispute or controversy with or with respect to any current or former employee or other service provider, with a union or with respect to unionization or collective bargaining involving the employees of Sellers or the Companies with respect to the Business. Neither Sellers, with respect to the Business, nor the Companies are adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Sellers, with respect to the Business, or the Companies. No union organizing or election activities involving any non-union employees of Sellers, with respect to the Business, or the Companies have occurred since January 1, 2004 or, to the Knowledge of Seller, are threatened as of the date hereof.

(k) With respect to each Company Plan not subject to United States law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the Sellers or the Companies for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Closing, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Company Foreign Benefit Plan has complied with all applicable Laws.

Section 4.20. Product Liability. There have been no Product Liability Claims (as defined below) made against, or with respect to which payments have been made by or on behalf of, Sellers or their Subsidiaries during the past three fiscal years with respect to TRISENOX. To Sellers’ Knowledge, there are no design or manufacturing defects in TRISENOX manufactured, utilized in clinical trials or sold by Sellers or their Subsidiaries. For purposes of this Section 4.20, the term “Product Liability Claim” shall mean any claim arising out of any injury to an individual or property as a result of the ownership, possession, or use of TRISENOX manufactured, utilized in clinical trials, sold or distributed by or on behalf of Sellers or their Subsidiaries.

Section 4.21. Customers and Suppliers. Copies of the forms of purchase order for inventory and other supplies and sales contracts for active pharmaceutical ingredients or finished goods used by Sellers and the Companies with respect to the Business have been previously delivered by Sellers to Purchaser. Except as set forth in Section 4.21 of the Disclosure Schedule, as of the date hereof there exists no actual or threatened (in writing) termination, cancellation or limitation of, or any modification or change in, the business relationship of either Seller or either of the Companies with any customer or group of customers whose purchases individually or in the aggregate are material to the operations of the Business, or with any supplier or group of suppliers whose sales individually or in the aggregate are material to the operations of the Business, and, to the Knowledge of Sellers, there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which Sellers can now reasonably foresee would materially adversely affect the Business or prevent the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

Section 4.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon any agreement, arrangement or understanding made by or on behalf of Sellers or the Companies, other than CIBC World Markets, whose fee shall be paid by CTI.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Sellers to enter into this Agreement, Purchaser hereby represents and warrants to Sellers as follows:

Section 5.1. Organization; Authority.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and to consummate the Transactions.

(b) Purchaser has all necessary corporate power and authority to execute, deliver and perform this Agreement and each of the Purchaser Ancillary Agreements. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies. Upon execution and delivery by Purchaser of each Purchaser Ancillary Agreement, each such Purchaser Ancillary Agreement will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

Section 5.2. No Conflict. Assuming compliance with the notification requirements of the HSR Act and any applicable foreign antitrust regulations, neither the execution and delivery of this Agreement or the Purchaser Ancillary Agreements nor the consummation of any of the Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (a) contravene, conflict with, or result in a violation of or the creation of any Encumbrance (excluding any Permitted Encumbrance) upon any of the assets of Purchaser under (i) any provision of the certificate of incorporation or bylaws of Purchaser, (ii) any resolution adopted by the board of directors or the stockholders of Purchaser; (iii) any Law to which Purchaser or its assets is subject or is bound or (iv) any Governmental Order to which Purchaser or its assets is subject or is bound; or (b) contravene, conflict with, or result in a violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (excluding a Permitted Encumbrance) on any of the assets of Purchaser pursuant to any material Contract to which Purchaser is a party or by which Purchaser or its properties or assets is bound or affected, except, in the case of (a)(iii), that would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

Section 5.3. Governmental Consents and Approvals. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions by Purchaser does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in Schedule 5.3, and (b)(i) the notification requirements of the HSR Act, and (ii) pursuant to any applicable foreign antitrust regulations.

Section 5.4. Private Placement.

(a) Purchaser understands that (i) the offering and sale of the Shares under this Agreement is intended to be exempt from the registration requirements of the United States Securities Act of 1933, as amended, and any applicable foreign securities Law, and (ii) there is no existing public or other market for the Shares and there can be no assurance that Purchaser will be able to sell or dispose of the Shares.

(b) Purchaser is acquiring the Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

(c) Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of their investment in the Shares.

(d) Purchaser understands that it may not sell or dispose of any of the Shares without registration or qualification under applicable United States federal or foreign securities Laws, except pursuant to any exemption from such registration or qualification available under such Laws.

(e) Purchaser has been given the opportunity to ask questions of, and receive answers from Sellers concerning the Transactions, the Shares and other related matters.

Section 5.5. Litigation. No Action is pending or, to the Knowledge of Purchaser, threatened, which seeks to delay or prevent the consummation of, or which could reasonably be expected to materially adversely affect Purchaser’s ability to consummate, the Transactions.

Section 5.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon any agreement, arrangement or understanding made by or on behalf of Purchaser.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Conduct of Business by the Companies.

(a) Except (i) as set forth on Section 6.1 of the Disclosure Schedule, (ii) as expressly permitted, required or contemplated by this Agreement, or (iii) as approved or consented to in writing by Purchaser, during the period commencing on the date hereof and ending on the Closing Date, Sellers will, and will cause the Companies to, conduct the Business in the ordinary course and consistent with past practice and in material compliance with all Laws applicable to the Business.

(b) Except (i) as set forth on Section 6.1 of the Disclosure Schedule, (ii) as expressly permitted, required or contemplated by this Agreement, or (iii) as approved or consented to in writing by Purchaser, during the period commencing on the date hereof and ending on the Closing Date, Sellers will not, and will cause the Companies not to, do any of the following:

(1) amend the articles of incorporation or bylaws of the Companies;

(2) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to the capital stock of the Companies, except for a dividend or other distribution by a Company to Sellers or their respective Subsidiaries in connection with the transfer of cash held by such Company to Sellers, or (B) split, combine or reclassify any of the capital stock of the Companies or issue or authorize or propose the issuance of any other securities of the Companies in respect of, in lieu of or in substitution for shares of their capital stock;

(3) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, the Companies, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (i) any capital stock of, or other equity or voting interest in the Companies, or (ii) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any capital stock of, or other equity or voting interest in, the Companies;

(4) cause the Business (including the Companies) to incur or assume any indebtedness for borrowed money or guarantee any such indebtedness;

(5) permit any of the assets of the Business (including the Assets) to become subject to any Encumbrance, other than Permitted Encumbrances;

(6) sell, lease, assign, distribute or otherwise dispose of any of the assets of the Business (including the Assets), except for the disposition of inventory or minor amounts of personal property and obsolete assets sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

(7) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in the case of the Sellers, with respect to the Business, or otherwise acquire or agree to acquire any assets for the Business which are material, individually or in the aggregate, to the Business;

(8) incur any capital expenditure which individually is in excess of $25,000 or is in excess of $75,000 in the aggregate and which would be an Assumed Liability;

(9) (A) modify or amend in any material manner any Material Contract, (B) terminate any Material Contract, except (i) in accordance with its terms or (ii) as required by this Agreement; (C) enter into any Material Contract or any Contract which cannot be assigned to Purchaser or may not be so assigned as a matter of Law; or (D) enter into any Contract for the purchase or lease of real property;

(10) cancel any debts owed to or claims held with respect to the Business (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(11) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(12) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(13) allow the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;

(14) make any change in the compensation of the employees of the Business or in any employee benefit plan, program or agreement covering such employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices or as required by applicable Laws;

(15) prepare or file any Return inconsistent with past practice or, on any such Return, take and position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Purchaser is liable pursuant to Article VIII or accelerating deductions to periods for which either Seller is liable pursuant to Article VIII); or

(16) agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Agreement, between the date hereof and the Closing Date, the Companies shall be permitted to transfer to Sellers any Seller Information that is in the possession of such Company (without retaining a copy thereof).

Section 6.2. Access to Information. Subject to the terms of the Confidentiality Agreement, from the date hereof until the Closing, upon reasonable notice, Sellers and the Companies shall, and shall cause their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives (collectively, their “Representatives”) to, afford the Representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities and books and records of or relating to the Business and to those Representatives of Sellers and the Companies who have knowledge relating to the Business and shall furnish to Purchaser or its Representatives such additional information concerning the Assets, the Companies and the Business as shall be reasonably requested, including all such information as shall be necessary to enable Purchaser or its Representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied; provided, however, that Purchaser and their Representatives shall not unreasonably interfere with the business and operations of the Business. No investigation made by Purchaser or its Representatives hereunder shall affect the representations and warranties of Sellers hereunder.

Section 6.3. Confidentiality. The Confidentiality Agreement shall continue in full force and effect, and survive the execution and delivery of this Agreement, the Closing and the consummation of the Transactions and/or the termination of this Agreement. The parties hereby agree that the term “Confidential Information,” as used in the Confidentiality Agreement, shall include all exhibits, schedules, certificates and other documents executed or delivered in connection with the execution of the Transaction Agreements and the consummation of the Transactions. With respect to Purchaser, the term “Confidential Information” shall not apply to information relating to the Business after the Closing but shall continue to apply after the Closing to any other Confidential Information.

Section 6.4. Regulatory Authorizations.

(a) Each of the Sellers and the Purchaser shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the consummation of the Transactions, and shall cooperate with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided, that Sellers shall not make any agreement or understanding affecting the Assets or the Business as a condition of obtaining any such authorization, consent, order or approval without the prior written consent of Purchaser.

(b) Each of the Sellers and the Purchaser shall make appropriate filings pursuant to the HSR Act with respect to the Transactions promptly after the date hereof. Each of Purchaser, on the one hand, and the Companies and Sellers, on the other hand, shall promptly (a) supply the others with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by any Governmental Authority under the HSR Act to the extent provided by applicable Laws. Except as prohibited by Law and subject to the Confidentiality Agreement, Purchaser, on the one hand, and Sellers and the Companies, on the other hand, shall consult with each other prior to taking any substantive position with respect to the filings under the HSR Act in discussions with or filing to be submitted to any Governmental Authority, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, briefs, arguments, memoranda and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act, and shall coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority relating to this Agreement under the HSR Act; provided that with respect to any such filing, presentation or submission, each of Purchaser, on the one hand, and the Companies and Sellers, on the other hand, need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) Each party hereto shall make any required filings pursuant to foreign antitrust regulations with respect to the Transactions promptly after the date hereof and will cooperate with the other party in connection therewith.

(d) Each party warrants that all filings by it pursuant to or relating to the HSR Act will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act. In no event shall Purchaser be required to (A) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any Assets, any other assets, categories of assets or businesses of Purchaser, its subsidiaries or the Companies, (B) terminate existing relationships, contractual rights or obligations or (C) amend or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements to avoid, prevent or terminate any action by any Governmental Authority which would restrain, enjoin or otherwise prevent consummation of the Transactions.

Section 6.5. Third Party Consents: Assignment of Contracts. Sellers shall, and shall cause the Companies to, use commercially reasonable efforts to obtain all such third party consents that are required in connection with the consummation of the Transactions; provided that none of Sellers, the Purchaser nor any of their respective Affiliates shall be required to pay any fee or make any payment to obtain any such consent; and provided, further that Sellers shall not, and shall cause the Companies not to, make any agreement or understanding affecting the Assets or the Business as a condition for obtaining any such consents except with the prior written consent of Purchaser. Purchaser shall cooperate with and assist Sellers in obtaining such consents.

Section 6.6. Further Action.

(a) Subject to Sections 6.4 and 6.5, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may reasonably be required to carry out the provisions of this Agreement and the other Transaction Agreements and consummate and make effective the Transactions, and to vest in Purchaser good and valid title to the Shares and the Assets. In the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, Sellers shall cooperate with Purchaser at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Purchaser the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, Sellers shall use their commercially reasonable efforts jointly with Purchaser to secure to Purchaser the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided, however, that nothing herein shall relieve Sellers of their obligations under Section 6.5. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

(b) Without limiting the foregoing, in the event that at any time or from time to time after the Closing and prior to the third anniversary thereof, Purchaser or its Affiliates (including the Companies) shall possess any information belonging to or concerning Sellers or their Affiliates that is not used in the operation of the Business (such information, the “Seller Information”), Purchaser shall promptly transfer, or cause to be transferred, such Seller Information to Sellers (without retaining a copy thereof). Prior to such transfer, Purchaser and their Affiliates shall hold such Seller Information in confidence and not disclose such Seller Information to any Person or utilize such Seller Information for any purpose. Seller Information shall include written, graphical or machine-readable information that relates to trade secrets, product plans, software and business plans, litigation, agreements with third parties, customer and supplier information and data stored electronically. Purchaser and their Affiliates shall use commercially reasonable efforts to cooperate with Sellers to identify any Seller Information that is in the possession of Purchaser or any of their Affiliates.

(c) For a period of six years after the Closing Date, Sellers and their Representatives shall have reasonable access to all of the books and records of Sellers with respect to the Business transferred to Purchaser hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 6.6(c). If Purchaser shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Purchaser shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.

(d) For a period of six years after the Closing Date, Purchaser and its Representatives shall have reasonable access to all of the books and records relating to the Business which Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 6.6(d). If Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser’s expense, to segregate and remove such books and records as Purchaser may select.

(e) Sellers shall, and shall use reasonably best efforts to cause Grant Thornton LLP to, cooperate with and provide to Purchaser and its Representatives access to accounting records and such other financial and business information of CTI with respect to the Business as may be required in connection with the preparation of the pro forma and historical financial statements or information relating to the Business which are required to be filed by Purchaser with Governmental Authorities pursuant to applicable Law, including without limitation, the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the officers and employees of Sellers for purposes of responding to questions concerning the Business and such financial and other information (including work papers). Such access shall be afforded by Sellers upon reasonable advance notice and during normal business hours. At the request of Purchaser, CTI shall use reasonable best efforts to cause Grant Thornton LLP to (i) audit or perform such other procedures as appropriate with respect to the financial statements of the Business (the “GT Procedures”) for the periods for which financial statements or information is required to be filed by Purchaser with the Securities and Exchange Commission pursuant to the Exchange Act and, (ii) provide to Purchaser and its representatives access to its work papers used in connection with such GT Procedures. The fees and expenses of Grant Thornton LLP relating to the GT Procedures shall be paid by Purchaser and any other fees or expenses of Grant Thornton LLP incurred pursuant to this Section 6.6(e) shall be paid by CTI .

Section 6.7. Contact with Customers and Suppliers. Purchaser and its Representatives shall contact and communicate with the employees, customers, suppliers, licensees and licensors of the Business in connection with the Transactions and the Business only with the prior written consent of CTI (or its designee, as evidenced by a writing delivered to Purchaser by Seller), which consent may be conditioned upon a designee of Seller being present at any such meeting or conference.

Section 6.8. Use of Seller’s Intellectual Property.

(a) Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that Purchaser is not purchasing, acquiring or otherwise obtaining, and the Companies will not be entitled to retain following the Closing Date, any right, title or interest in any Intellectual Property (other than the Intellectual Property included in the Assets) owned by Sellers as of the Closing Date, including without limitation, any trademarks or logos employing Sellers’ names or any part or variation of such names or anything confusingly similar thereto.

(b) As soon as practicable, and in any event within six months after the Closing, Purchaser shall:

(i) remove “Cell Therapeutics” or any other similar mark and any other trademark, design or logo previously or currently used by Sellers, other than those included in the Transferred Intellectual Property (the “Seller Marks”), from all buildings, signs and vehicles of Purchaser, and from all other assets of the Companies and all the Assets (except those Assets described in Section 6.8(c)); and

(ii) cease using the Seller Marks in electronic databases, web sites, product instructions and other materials, printed or otherwise, except as permitted in Section 6.8(c).

(c) For a period of six (6) months after Closing, Purchaser may use the Seller Marks on any TRISENOX packaging that is included in the Assets as of the Closing Date in any electronic databases, web sites, product instructions and other materials, printed or otherwise containing depictions of such packaging; provided, that, with respect to any finished goods inventory included in the Assets, Purchaser may use the Seller Marks for a period of twelve (12) months after Closing.

(d) As soon as practicable after the Closing and no later than sixty (60) days, Purchaser shall cease using the Seller Marks in all invoices, letterhead, and business cards.

(e) Purchaser acknowledge and agree that Seller and its Affiliates are the exclusive owners of the Seller Marks and all goodwill attached thereto. Except as set forth in this Section 6.8, the Transaction Agreements do not give Purchaser the right to use the Seller Marks and Purchaser agrees not to use any trademarks, service marks, trade names or logos that are substantially similar to the Seller Marks. Purchaser will use Seller Marks as specified by Seller policy, a copy of which has been provided to Purchaser. Purchaser agree not to attempt to register the Seller Marks nor to register anywhere in the world a mark the same as or substantially similar to the Seller Marks. Seller hereby grants Purchaser and its Affiliates a royalty-free right to use the Seller Marks to the extent provided in this Section 6.8.

(f) In no event shall Purchaser advertise or hold itself out as CTI (or an Affiliate of CTI or otherwise associated with CTI) after the Closing Date.

(g) For purposes of this Section 6.8, references to “Seller” shall mean Seller, together with its Subsidiaries, and references to “Purchaser” shall mean Purchaser, together with their Subsidiaries (including the Companies).

Section 6.9. Inter-company Accounts and Agreements.

(a) Effective at the Closing, (i) all inter-company (i.e. between the Companies, on one hand, and Sellers or their Affiliates (other than the Companies), on the other hand) loans, receivables and payables shall be satisfied or cancelled, and (ii) all agreements and commitments, whether written, oral or otherwise, which are solely between the Companies, on the one hand, and Sellers or their Affiliates (other than the Companies), on the other hand, shall be terminated and of no further effect, in each case without any further action or liability on the part of the parties thereto. With respect to any inter-company debt as to which UK is the obligor, prior to the Closing, such debt shall be converted to ordinary shares of UK, credited as fully paid.

(b) On or prior to the Closing Date, Sellers shall terminate the Cross-License Agreement dated as of December 13, 2002 among CTI, Nevada and PolaRx, the Sublicense Agreement dated as of December 13, 2002 among CTI, Nevada and PolaRx and the License Agreement dated as of October 3, 2001 among CTI, Nevada and PolaRx (collectively, the “PolaRx Inter-Company Licenses”).

(c) On or prior to the Closing Date, Sellers shall cause the Companies to assign and transfer to CTI or one of its Affiliates (other than the Companies) all leases to which either Company is a party relating to the Leased Real Property.

Section 6.10. Insurance. From the date hereof until the Closing Date, Sellers shall keep in effect the insurance policies currently maintained by Sellers and the Companies with respect to the Business or replacement insurance policies with comparable coverage. Effective as of the Closing Date, such insurance policies shall cease to cover the Business (including the Companies and the Assets).

Section 6.11. Preserve Accuracy of Representations and Warranties; Notice of Developments.

(a) From the date of this Agreement through the Closing Date, each party will refrain from taking any action that would render any representation or warranty of such party contained herein inaccurate as of the Closing Date. Each party shall give prompt notice to the other parties (i) if any representation or warranty by such party contained in this Agreement shall have become untrue or inaccurate, (ii) of any failure of such party to comply with or satisfy any covenant, in each case such that the conditions to closing set forth in Section 9.2(b) or Section 9.2(c), in the case of Purchaser, or Section 9.3(b) or Section 9.3(c), in the case of Sellers or the Companies, would not be satisfied and (iii) of any action, suit or proceeding that may be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. In addition, from the date of this Agreement through the Closing Date, Sellers shall notify Purchaser of (x) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (y) any material default by Sellers or the Companies under any Material Contract or event, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Sellers have Knowledge and (z) any Material Adverse Effect. No disclosure by Sellers pursuant to this Section 6.11(a) shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(b) Sellers may, from time to time prior to the Closing Date, supplement or amend the Disclosure Schedule. Notwithstanding the foregoing, no such supplemental disclosure shall prevent Purchaser from exercising their rights (i) to indemnification for any breaches of representations or warranties pursuant to Article XI or Article VIII, (ii) not to close the transactions contemplated by this Agreement pursuant to the condition set forth in Section 9.3(a), or (iii) to terminate this Agreement pursuant to the termination right set forth in Section 10.1(c), to the extent provided therein, in each case, without giving effect to any such supplement or amendment.

Section 6.12. Accounts Receivable.

(a) If, after the Closing Date, either Seller shall receive any remittance from any account debtors with respect to the Receivables, such Seller shall endorse such remittance to the order of Purchaser and forward it to Purchaser promptly, but in any event within five (5) Business Days, following receipt thereof, together with reasonably detailed information specifying the identity of the account debtor and the Receivable to which the payment relates.

Section 6.13. Acquisition Proposals. Sellers will not, and will not authorize or permit any officer, director or employee of Sellers or any Affiliate of Sellers (including the Companies) or authorize any investment banker, attorney, accountant or other representative retained by Sellers or any Affiliate of Sellers to, directly or indirectly, solicit or encourage, or furnish information with respect to the Business or the Proteasome Rights or engage in any discussions with any Person in connection with, any proposal for the acquisition of all or a substantial portion of the Business, the shares of the Companies or the Proteasome Rights, other than as contemplated by this Agreement. Sellers will promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing.

Section 6.14. Employee Matters.

(a) Effective immediately after the Closing, Purchaser (which for purposes of this Section may include any of Purchaser’s Affiliates) shall make an offer of employment to each of the employees of Sellers listed on Section 6.14(a) of the Disclosure Schedule (“Business Employees”), which offer shall be conditioned upon, among other things, (A) the execution of any agreements which Purchaser requires of new employees as a condition of employment, including any confidentiality, non-competition, non-solicitation, intellectual property or other similar agreement and (B) to the extent permitted by applicable Law, background checks, drug screening tests and physicals which Purchaser requires of new employees as a condition of employment. Sellers shall use their reasonable best efforts to cause all of the Business Employees to commence employment with Purchaser on the Closing Date.

(b) For purposes of determining eligibility to participate and vesting under any employee benefit plan of Purchaser, Business Employees who (i) become employees of Purchaser and actually perform services for Purchaser on the Closing Date or (ii) are on an approved leave of absence with Sellers as of the Closing Date but commence active employment with Purchaser within twelve (12) weeks after the Closing Date (collectively, “Transferring Employees”) shall receive service credit for service with Sellers or their Affiliates to the same extent such credit was granted under Sellers’ comparable employee benefit plans.

(c) Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Purchaser to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude Purchaser from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(d) To the extent permitted by Purchaser’s employee benefit plans, all Transferring Employees who are eligible to participate in such plans as of the Closing Date, taking into account any service credited pursuant to Section 6.14(b), shall commence such participation on the Closing Date. To the extent permitted by Purchaser’s medical plans, each Transferring Employee shall receive credit under such plans for all amounts paid during the current calendar year under Sellers’ medical plans toward applicable deductible amounts and out-of-pocket maximums, provided that Purchaser receives either from Sellers or the Transferring Employee all data required by Purchaser as evidence of such paid amounts.

(e) With respect to each Business Employee, Sellers shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date. Sellers shall retain, pay, perform and discharge, and Purchaser shall not assume or be obligated to pay, perform or discharge, any liability or obligation under any employee benefit plan of either Sellers or their Affiliates (including, with respect to periods prior to the Closing Date, the Companies).

(f) Without limiting the foregoing, Sellers shall honor all commitments made by Sellers or any of their Affiliates to Business Employees with respect to (i) tuition assistance for any semester that has begun prior to the Closing Date, and (ii) adoption assistance applied for prior to the Closing Date.

(g) Subject to requirements of applicable Laws, Sellers shall transfer to Purchaser on the Closing Date complete copies of the personnel records of Transferring Employees.

(h) Purchaser shall have no liabilities: (i) related to the employees of Sellers who do not become employed by Purchaser; (ii) related to Transferring Employees to the extent such liability arises from any action, event or course of conduct prior to the Closing Date; or (iii) to the extent such liability arises under or relates to any Seller Plans.

(i) Purchaser shall not have responsibility for any severance or termination pay obligations or damages for wrongful dismissal, including, without limitation, obligations arising under the common law, incurred with respect to any period of employment prior to the Closing Date or with respect to any termination of employment by or with Sellers or any of their Affiliates. Sellers shall reimburse Purchaser for 100% of the severance costs incurred by Purchaser with respect to Transferring Employees whose employment is terminated by Purchaser without cause prior to the three-month anniversary of the Closing Date; provided, however, that the amount of the reimbursement by Sellers pursuant to this Section 6.14(i) shall be limited to $350,000.

(j) Sellers shall be responsible for satisfying the “continuation coverage” requirements under Section 4980B of the Code, Part 6 of Title I of ERISA and any applicable comparable state law (“COBRA Coverage”) with respect to (i) each Transferring Employee (and any dependent) who is eligible for COBRA coverage due to his or her termination of employment with Sellers, (ii) each employee of Sellers who is not a Transferring Employee (and any dependent) and (iii) each former employee of Sellers (and any dependent) who is entitled to COBRA coverage.

(k) Sellers shall pay or cause to be paid from funds provided by them to each Business Employee, not later than the next regular payroll date following the Closing Date, any salary or wages which shall have accrued as of the Closing Date with respect to such employee. Sellers shall pay or cause to be paid from funds provided by them to each Business Employee any bonus compensation accrued as of the Closing Date to which such employee may be entitled as a result of his or her participation in a bonus plan of Sellers or their Affiliates, in accordance with the terms and conditions of such plan (except that it shall not be a condition to such payment, or the accrual of the amount payable, that such employee remain an employee of Sellers or their Affiliates after the Closing Date) and in the time frame normally called for by such plan.

(l) Sellers and their Affiliates, including the Companies, shall comply with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any regulations promulgated thereunder, and any similar laws with respect to actions taken by Sellers or their Affiliates on or prior to the Closing Date. Subject to applicable Law, in the event that, prior to the Closing Date, there is any employee employed by Sellers or their Affiliates with respect to the Business whose employment is terminated, whose work hours are reduced, who is laid off or who otherwise experiences an “employment loss,” within the meaning of the WARN Act (each, an “Affected Employee”), Sellers shall promptly notify Purchaser of (i) each Affected Employee’s name, site of employment, date of employment loss and nature of employment loss and (ii) the total number of employees at each site of employment listed in response to clause (i) immediately prior to the ninety (90) day period ending on the Closing Date. Subject to applicable Law, Sellers shall provide such additional information, which shall be true and accurate in all respects, that is reasonably requested by Purchaser with respect to current and former employees employed by Sellers with respect to the Business or the Companies, and shall, at Purchaser’s request and in the manner reasonably directed by Purchaser, provide, or assist Purchaser in providing, notice to some or all employees employed by Sellers with respect to the Business or the Companies in accordance with the WARN Act.

(m) Sellers and their Affiliates shall waive any non-competition, non-solicitation, confidentiality and any other restrictions that would otherwise limit the scope of any Business Employee’s services to Purchaser.

ARTICLE VII

NON-COMPETE

Section 7.1. Covenant Not to Compete or Solicit Business.

(a) In furtherance of the sale of the Assets and the Business to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Assets and the Business so sold, Sellers hereby jointly and severally covenant and agree that, for a period ending on the second anniversary of the Closing Date, neither Seller nor any of their respective Affiliates will :

(i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, any Competitive Business anywhere in the world (it being understood by the parties hereto that the Business is not limited to any particular region of world and that the Business may be engaged in effectively from any location in the world);

(ii) induce or attempt to persuade any distributor, agent, supplier or customer of the Business to terminate such distributor, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

provided, however, that nothing set forth in this Section 7.1 shall prohibit Sellers or their Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq national market. Sellers also jointly and severally covenant and agree that from and after the Closing Date neither of them will, nor will permit any of its respective Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Purchaser or its Affiliates.

(b) If either Seller or any Affiliate of either Seller violates any of its obligations under this Section 7.1, Purchaser may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Sellers acknowledge that a violation of this Section 7.1 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages. Sellers therefore agree that in the event of any actual or threatened violation of this Section 7.1, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against such Seller or such Affiliate of Sellers to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

ARTICLE VIII

TAX MATTERS

Section 8.1. Definitions. The following terms, as used herein, have the following meanings:

“Apportioned Obligations” shall mean all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a Tax period which includes (but does not begin or end on) the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included either of the Companies or any predecessor of or successor to either of the Companies (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Returns on a combined, consolidated or unitary basis with either of the Companies or any predecessor of or successor to either of the Companies (or another such predecessor or successor).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending at the close of the Closing Date.

“Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of either of the Companies or any predecessor of or successor to either of the Companies being or having been a member of a Company Group, as a successor, or as a result of any obligation of either of the Companies under any Tax sharing arrangement or Tax indemnity arrangement.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by applicable Tax Law.

“Taxing Authority” shall have the meaning specified above under the definition of “Tax”.

“Transfer Taxes” means all transfer, documentary, sales, use, value-added, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including any real property transfer Tax and any similar Tax).

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

Section 8.2. Tax Representations. Sellers jointly and severally represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule:

(a) All material Returns required to be filed with any Taxing Authority by, or with respect to, the Companies, the Business or the Assets have been timely filed; none of the Companies, Sellers or any of their Affiliates or any Company Group is currently the beneficiary of any extension of time within which to file any Return relating to either of the Companies, the Business or the Assets; none of the Companies, any Company Group or Sellers or any of their

Affiliates has waived or been requested to waive any statute of limitations in respect of Taxes owed by either of the Companies or in respect Taxes associated with the Business or the Assets, which waiver is currently in effect; neither of the Companies or any predecessor of or successor to either of the Companies (or another such predecessor or successor) has been a member of any Company Group other than each Company Group of which it is a member as of the date hereof; all Tax sharing arrangements and Tax indemnity arrangements relating to either of the Companies (other than this Agreement) will terminate prior to the Closing Date and neither of the Companies will have any liability thereunder on or after the Closing Date; there are no material liens for Taxes upon the assets of either of the Companies or the Business, or on the Assets, except liens relating to current Taxes not yet due; all material Taxes which the Companies, or Sellers and their Affiliates (including from employees of the Business for income Taxes, social security and other payroll Taxes), are required by law to withhold or to collect for payment have been duly withheld and collected, and either paid to the appropriate Governmental Authority, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; and to the Knowledge of Sellers, there is no Action or audit now proposed or pending against or with respect to the Companies, the Business or the Assets in respect of any Tax.

Section 8.3. Tax Covenants.

(a) Except as provided in this Agreement or as consented to in writing by either Seller (which consent shall not be unreasonably withheld or delayed), Purchaser hereby covenants that it will not and will not cause or permit the Companies or any Affiliate of Purchaser (i) to take any action on the Closing Date (but after the Closing) other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax Asset of the Sellers or any of their Affiliates or give rise to any loss of the Sellers or any of their Affiliates under this Agreement, (ii) to make or change any Tax election, amend any Return or take any Tax position on any Return, take any action or enter into any transaction, merger or restructuring that in any such case results in any increased Tax liability or reduction of any Tax Asset of Sellers or any of their Affiliates in respect of any Pre-Closing Tax Period, or (iii) carry back any Tax Asset of either of the Companies to a Pre-Closing Tax Period.

(b) (i) Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Returns that are required to be filed by or with respect to the Companies, the Business or the Assets for any Pre-Closing Tax Period (other than Returns of the Companies for Straddle Periods (“Straddle Period Returns”)), and in each case Sellers shall remit or cause to be remitted any Taxes due in respect of such Returns, and (ii) Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Returns that are required to be filed by or with respect to either of the Companies, the Business or the Assets, and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Returns. The Purchaser shall deliver the Straddle Period Returns to Seller no later than thirty (30) days prior to its due date for timely filing, for Seller’s review and approval. Seller shall be deemed to have approved a Straddle Period Return unless Seller delivers to the Purchaser within ten (10) days of receipt of such Straddle Period Return, a written notice of disagreement (“Disagreement Notice”) that sets forth the items of disagreement. The parties shall negotiate in good faith to resolve the differences. If no resolution is reached within ten (10) days of the receipt by the Purchaser of the Disagreement Notice, the items of disagreement shall be submitted to a nationally recognized independent accounting firm mutually acceptable to the parties for resolution. The independent accounting firm will accept Seller’s position so long as the accounting firm believes such position is more likely than not the correct position. The determination of the independent accountant shall be final and binding for purposes of this Agreement. Purchaser shall not file an amended Return for or with respect to either of the Companies, the Business or the Assets for any Pre-Closing Tax Period without Sellers’ prior written consent.

(ii) Sellers or Purchaser, as the case may be, shall reimburse the other party the Taxes for which Seller or Purchaser is liable pursuant to this Article VIII but which are remitted in respect of any Return to be filed by the other party pursuant to this Section 8.3(b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Purchaser, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes. All Returns which Sellers are required to file or cause to be filed in accordance with this Section 8.3(b) and all Straddle Period Returns shall be prepared and filed in a manner consistent with past practice and, on such Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which Purchaser is liable under this Article VIII or accelerating deductions to periods for which Sellers are liable under this Article VIII).

(c) Purchaser shall promptly pay or cause to be paid to Sellers all refunds of Taxes for which Sellers are liable under this Article VIII and any interest thereon received by Purchaser, any Affiliate of Purchaser or the Companies. If, in lieu of receiving any such refund, either of the Companies reduces a Tax liability with respect to a Post-Closing Tax Period or increases a Tax Asset that can be utilized in a Post-Closing Tax Period, Purchaser shall promptly pay or cause to be paid to Seller the amount of such reduction in Tax liability or the amount of any benefit resulting from such increase in Tax Assets, as the case may be. The benefit resulting from an increase in a Tax Asset shall be calculated on the same basis as applicable to Tax Benefits pursuant to Section 8.6(b).

(d) Sellers shall promptly pay or cause to be paid to Purchaser all refunds of Taxes for which Purchaser is liable under this Article VIII and any interest thereon received by Sellers or any of their Affiliates attributable to the Companies. If, in lieu of receiving any such refund, Sellers or any of their Affiliates reduce a Tax liability with respect to a Pre-Closing Tax Period or increase a Tax Asset that can be utilized in a Pre-Closing Tax Period, Sellers shall promptly pay or cause to be paid to Purchaser the amount of such reduction in Tax liability or the amount of any benefit resulting from such increase in Tax Assets, as the case may be. The benefit resulting from an increase in a Tax Asset shall be calculated on the same basis as applicable to Tax Benefits pursuant to Section 8.6(b).

(e) All Transfer Taxes shall be borne and paid one-half by Purchaser and one-half by Sellers, and each party will, at its own expense, file all necessary Returns and other documentation required to be filed by it with respect to all such Transfer Taxes, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation. The Parties shall use commercially reasonable efforts to cooperate to minimize any such Transfer Taxes by utilizing remote electronic transmission or “load and leave” procedures.

(f) Purchaser hereby agrees to indemnify Sellers, their Affiliates and their respective directors, officers and employees against any and all Damages (as defined in Section 11.2) incurred or suffered by any such Person arising out of (i) any Excluded Taxes (as defined in Section 8.6(a)), (ii) any Tax incurred or suffered by Sellers or any of their Affiliates, arising out of a breach by Purchaser of any other covenant or agreement contained in this Article VIII and (iii) any Tax imposed on either of the Companies for any Post-Closing Tax Period. Sellers agree to give prompt notice to Purchaser of the assertion of any claim, or the commencement of any Action, in respect of which indemnity may be sought under this Section 8.3(f). Purchaser may participate in any such Action at their own expense and the parties hereto shall cooperate in the defense or prosecution thereof.

(g) (i) At the request of Purchaser, CTI and Purchaser shall make a joint election for PolaRx under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local law with respect to the purchase of the PolaRx Shares (the “Section 338(h)(10) Election”). Sellers represent that PolaRx is a member of Sellers’ “selling consolidated group” (as such term is defined in Section 338(h)(10)(B) of the Code).

(ii) Purchaser shall be entitled to make, at its sole option, an election under Section 338 of the Code for UK (the “Non-U.S. Section 338 Election”).

(iii) If a Section 338(h)(10) Election and/or a Non-U.S. Section 338 Election is made, Sellers and Purchaser agree to allocate that portion of the Purchase Price allocated to the PolaRx Shares under Section 3.5 of this Agreement among the assets of PolaRx (in the case of a Section 338(h)(10) Election) and that portion of the Purchase Price allocated to the UK Shares under Section 3.5 of this Agreement among the assets of UK (in the case of a Non-U.S. Section 338 Election), in each case as set forth under applicable Treasury Regulations. Neither Sellers, Purchaser nor any of their respective Affiliates shall file any Return or other document or otherwise take, or agree to take, any position on any Return which is inconsistent with the allocation determined pursuant to this Section 8.3(g)(iii) and Section 3.5 unless otherwise required by law, and shall not to take, or cause to be taken, any action that would be inconsistent with or prejudice any Section 338(h)(10) Election or Non-U.S. Section 338 Election.

Section 8.4. Tax Sharing. Any and all existing Tax sharing agreements between the Companies or either of the Companies and any member of any Company Group shall be terminated as of the Closing Date. After such date none of the Companies, Sellers nor any Affiliates of Sellers shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the Companies for all Pre-Closing Tax Periods.

Section 8.5. Cooperation on Tax Matters. Purchaser and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Companies, the Business and the Assets as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Purchaser and Sellers agree to retain or cause to be retained all books and records pertinent to the Companies, the Business and the Assets until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Purchaser agrees to give Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Sellers so request, Purchaser shall allow Sellers to take possession of such books and records. Purchaser and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies, the Business and the Assets for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection. Purchaser shall not make any payment of Taxes with respect to any audit or other proceedings involving either of the Companies, the Business or the Assets for any Pre-Closing Tax Period without Sellers’ prior written consent.

Section 8.6. Tax Indemnification by Seller.

(a) Sellers hereby agree to jointly and severally indemnify Purchaser, its Affiliates and their respective directors, officers and employees against any and all Damages (as defined in Section 11.2) incurred or suffered by any such Person arising out of (i) all Taxes attributable to the Business or the Assets, or imposed on Sellers or either of the Companies, or for which the Sellers or either of the Companies may otherwise be liable, in each case relating to a Pre-Closing Tax Period (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis), (ii) all Taxes imposed on either of the Companies, or for which either of the Companies may otherwise be liable, as a result of being or having been a member of a Company Group (including, without limitation, Taxes for which either of the Companies may be liable pursuant to Treas. Reg. § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from either of the Companies ceasing to be a member of a Company Group), (iii) any Tax liability arising under Subpart F of the Code attributable to income recognized in a Pre-Closing Tax Period, (iv) all Section 338 Taxes, (v) any breach by Sellers of any representation or warranty contained in this Article VIII, and (vi) any failure by Sellers to perform or comply with any of their respective covenants or agreements in each case to be performed or complied with by Sellers pursuant to this Article VIII; provided, however, that Sellers shall have no liability for the payment of any Damages attributable to or resulting from any of the matters described in Section 8.3(a) hereof or for any Tax liability arising under Subpart F of the Code attributable to income recognized in a Post-Closing Tax Period (items described in this proviso, the “Excluded Taxes”); and provided, further, that Sellers shall be obligated to make payments to Purchaser pursuant to this Section 8.6 only to the extent that the cumulative amount that would otherwise be payable by Sellers pursuant to this Section 8.6 (notwithstanding this proviso) exceeds the aggregate amount of the provisions for Tax liabilities of the Companies reflected on the Valuation Date Statement.

(b) If Sellers’ indemnification obligation under this Section 8.6 arises in respect of an adjustment which makes allowable to Purchaser, any of their Affiliates or, effective upon the Closing, the Companies, any deduction, amortization, exclusion from income or other allowance (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then any payment by Sellers to Purchaser shall be an amount equal to (x) the amount otherwise due but for this subsection (b), minus (y) the present value of the Tax Benefit multiplied by the maximum federal, provincial or state or local, as the case may be, corporate Tax rate in effect at the time the relevant adjustment is made or, in the case of a credit, by one hundred percent (100%). The present value referred to in the preceding sentence shall be determined using a discount rate equal to 8% and assuming that the Tax Benefit will be used at the earliest date or dates allowable by applicable Law and calculating such Tax Benefit as if Purchaser or any other Indemnified Party had no other deductions, losses or credits for the applicable period. Notwithstanding anything in this Agreement to the contrary, Sellers’ indemnification obligation under this Section 8.6 shall not be reduced or affected by any Tax Benefit received by Purchaser or any of its Affiliates as a direct or indirect result of any Section 338(h)(10) Election or Non-U.S. Section 338 Election having been made.

(c) Any payment by Sellers pursuant to this Article VIII shall be made not later than thirty (30) days after receipt by Sellers of written notice from Purchaser stating that Damages have been suffered by Purchaser, any of their Affiliates or, effective upon the Closing, the Companies, and the amount thereof and of the indemnity payment requested.

(d) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 8.6 is asserted in writing against Purchaser, any of their Affiliates or, effective upon the Closing, the Companies, Purchaser shall notify Sellers of such claim or demand within ten (10) days of receipt thereof, or such earlier time that would allow Sellers to timely respond to such claim or demand, and shall give Sellers such information with respect thereto as Sellers may reasonably request; provided, however, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder except to the extent such failure materially impairs Sellers’ ability to contest any such claim or demand. Sellers may discharge, at any time, its indemnification obligation under this Section 8.6 by paying to Purchaser the amount payable pursuant to this Section 8.6. Sellers may, at their own expense, participate in and, upon notice to Purchaser, assume the defense of any such claim or demand (including any Tax audit); provided, however, that Sellers shall have no right to represent either of the Companies’ interests in any Tax audit or administrative or court proceeding unless Sellers shall have first notified Purchaser in writing of Sellers’ intention to do so and shall have agreed with Purchaser in writing that, as between Purchaser and Sellers, Sellers shall be liable for any Taxes that result from such audit or proceeding to the extent such Taxes relate to a Pre-Closing Tax Period. If Sellers assume such defense, Sellers shall have the sole discretion as to the conduct of such defense and Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by Sellers. Whether or not Sellers choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(e) Sellers shall not be liable under this Section 8.6 for any settlements effected without the consent of Sellers, or resulting from any claim or demand with respect to which Sellers were not notified pursuant to Section 8.6(d) to the extent any Seller was actually prejudiced.

Section 8.7. Purchase Price Adjustment. Any amount paid by Sellers or Purchaser under this Article VIII shall be made on an After-Tax Basis (but only to the extent not already taken into account in computing Damages payable under this Article VIII), and to the extent such payment can be properly so characterized under applicable Tax Law, shall be treated as an adjustment to the Purchase Price.

Section 8.8. Allocation of Taxes for Straddle Period; Apportioned Obligations.

(a) For purposes of this Article VIII, whenever it is necessary to determine the liability for Taxes of either of the Companies for a Straddle Period or the allocation of Tax liability arising under Subpart F of the Code between a Pre-Closing Tax Period and Post-Closing Tax Period, such determination shall be made by assuming that the Straddle Period or applicable Tax period, as the case may be, consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Company for the Straddle Period, or the Tax liability arising under Subpart F of the Code, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(b) All Apportioned Obligations shall be apportioned between Seller and Purchaser based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c) Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.8(a). Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.8(a) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement. Any payment not made within such time shall bear interest at a rate per annum equal to the Prime Rate as published in The Wall Street Journal, Eastern Edition, in effect from time to time, for each day until paid.

Section 8.9. Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Article VIII shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 8.10. Set-Off. Purchaser shall have the right (but shall not be obligated to) to set-off against, and reduce the amounts otherwise payable in respect of, the Development

Milestone Payments and the Sales Milestone Payments any Damages for which Purchaser or any Affiliate, director, officer or employee of Purchaser is entitled to be reimbursed pursuant to this Article VIII. If any Damages for which Purchaser or any Affiliate, director, officer or employee of Purchaser is entitled to be indemnified pursuant to this Article VIII is not satisfied by set-off against the Development Milestone Payments or the Sales Milestone Payments, such indemnification payment shall be made by Sellers in cash.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1. Conditions to Obligations of Sellers and Purchaser. The obligations of Sellers and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Regulatory Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated.

(b) No Governmental Order. No Governmental Authority shall have (i) enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions or (ii) instituted or threatened any Action to restrain or prohibit or otherwise challenge the legality or validity of the Transactions.

(c) Governmental Approvals. The parties shall have received all approvals and actions of or by Governmental Authorities which are necessary to consummate the Transaction, which are required to be obtained prior to Closing by applicable Law or which are necessary to prevent a Material Adverse Effect.

Section 9.2. Additional Condition to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall have been true and correct as of such other date).

(b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing Date shall have been complied with in all material respects.

(c) Purchaser’s Certificate. Purchaser shall have delivered to Sellers a certificate executed by an authorized officer of Purchaser to the effect that each of the conditions specified in clauses (a) and (b) of this Section 9.2 is satisfied in all respects.

(d) Other Transaction Agreements. Purchaser shall have executed and delivered to Sellers the Transition Services Agreement.

(e) Proteasome Amendment. Purchaser shall have executed and delivered to CTI the Proteasome Amendment.

Section 9.3. Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

(a) Representations and Warranties of Sellers. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall have been true and correct as of such other date).

(b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by Sellers on or before the Closing Date shall have been complied with in all material respects.

(c) Sellers’ Certificate. Sellers shall have delivered to Purchaser a certificate executed by an authorized officer of each Seller to the effect that each of the conditions specified in clauses (a) and (b) of this Section 9.3 is satisfied in all respects.

(d) Other Transaction Agreements. CTI and Nevada shall have executed and delivered to Purchaser the Transition Services Agreement.

(e) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been (i) no Material Adverse Effect, (ii) no material adverse federal or state legislative or regulatory change affecting the Business or its products or services, and (iii) no material damage to the Assets by fire, flood, casualty, act of God or other cause, regardless of insurance coverage for such damage, and there shall have been delivered to Purchaser a certificate to such effect, dated the Closing Date, executed by an authorized officer of each Seller.

(f) Consents. Sellers shall have received consents, in form and substance reasonably satisfactory to Purchaser, to the Transaction from the other parties to all contracts, leases, agreements and permits to which either of the Sellers is a party of by which Sellers or any of the Assets are affected and which are specified in Section 9.3(f) of the Disclosure Schedule or are otherwise necessary to prevent a Material Adverse Effect.

(g) Termination of Financing. There shall have been placed into escrow pursuant to the terms of the Financing Agreement an amount sufficient to repay in full all obligations of Sellers and PolaRx pursuant to the Financing Agreement and PharmaBio shall have released all security interests for the benefit of PharmaBio or its Affiliates relating to the Assets.

(h) Proteasome Amendment. The Proteasome Amendment shall have become effective.

(i) Employees. Each person employed by either of the Companies shall have terminated such employment and immediately thereafter become employed by either of the Sellers under terms of employment substantially the same as those in effect with the Companies.

(j) Leased Real Property. The UK Lease shall have been assigned to CTI or one of its Affiliates (other than the Companies) and CTI and its Affiliates shall have released the Companies of any further liabilities with respect to the UK Lease.

ARTICLE X

TERMINATION AND WAIVER

Section 10.1. Termination.

(a) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the parties hereto;

(b) by Sellers or by Purchaser, if the Closing shall not have occurred by September 30, 2005; provided, however, that the right to terminate this Agreement under this Section 10.1 (b) shall not be available to any party if such party’s action or failure to act shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Purchaser, by giving written notice to Sellers in the event either of the Sellers is in breach of any representation, warranty or covenant contained in this Agreement, and such breach individually or in the combination with any other such breach, (i) would cause the conditions set forth in Section 9.3(a) or (b) not to be satisfied and (ii) is not cured within fifteen (15) days following delivery by Purchaser to Sellers of written notice of such breach;

(d) by either Seller, by giving written notice to Purchaser in the event that Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) would cause the conditions set forth in Section 9.2(a) or (b) not to be satisfied and (ii) is not cured within fifteen (15) days following delivery by such Seller to Purchaser of written notice of such breach; or

(e) by Purchaser or Sellers, if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions and which is final and non-appealable.

Section 10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) Section 6.3, Section 12.1, Section 12.9 and Section 12.10 shall survive any termination hereof pursuant to Section 10.1, and (ii) that nothing herein shall relieve any party from liability for any intentional breach of this Agreement.

Section 10.3. Waiver.

(a) Sellers may (i) extend the time for the performance of any of the obligations or other acts of Purchaser to be performed pursuant to this Agreement before or after the Closing, or (ii) waive any inaccuracies in the representations and warranties of Purchaser contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Sellers.

(b) Purchaser may (i) extend the time for the performance of any of the obligations or other acts of Sellers to be performed pursuant to this Agreement before or after the Closing, or (ii) waive any inaccuracies in the representations and warranties of Sellers contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Purchaser.

(c) Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

INDEMNIFICATION

Section 11.1. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing until the lapse of a period of eighteen (18) months from the Closing Date; provided that the representations and warranties contained in Sections 4.1, 4.4, 4.15(d), 4.15(e), 4.22, 5.1 and 5.7 of this Agreement shall survive the Closing indefinitely and the representations and warranties contained in Article VIII of this Agreement shall survive the Closing until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). The covenants and agreements contained in this Agreement shall survive the Closing indefinitely. Notwithstanding the preceding sentence, if notice of an alleged inaccuracy or breach of any representation or warranty in respect of which indemnity may be sought under this Agreement shall have been given to the party against whom such indemnity may be sought prior to the time such representation or warranty would otherwise terminate pursuant to this Section 11.1, then such representation or warranty shall not be deemed to terminate pursuant to this Section 11.1 until the liability of the Indemnifying Party shall have been determined pursuant to this Article XI and the Indemnifying Party shall have reimbursed the Indemnified Party for all Damages in accordance with this Article XI.

Section 11.2. Indemnification.

(a) Indemnification by Sellers. Sellers hereby indemnify Purchaser, its Affiliates and their respective directors, officers and employees against any and all damage, loss,

liability, judgment, fine, penalty, charge and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) incurred or suffered by any such Person arising out of (i) any breach by Sellers of any representation or warranty contained in this Agreement (other than any representation or warranty contained in Article VIII of this Agreement), (ii) any failure by Sellers to perform or comply with any of their respective covenants or agreements in each case to be performed or complied with by Sellers pursuant to this Agreement or any Seller Ancillary Agreement (other than any covenant or agreement made or to be performed pursuant to Article VIII of this Agreement), and (iii) any Excluded Liability; provided that with respect to indemnification by Sellers for any misrepresentations or breaches pursuant to clause (i) of Section 11.2(a), (x) Sellers shall not be liable for such misrepresentations or breaches (other than misrepresentations or breaches of Sections 4.1, 4.4, 4.15(d), 4.15(e) or 4.22, as to which this proviso shall not apply) unless the aggregate amount of Damages with respect to such breaches exceed $500,000, at which time Sellers shall be responsible for the amount of Damages in excess of $500,000, and (y) Sellers’ maximum aggregate liability for all such misrepresentations or breaches pursuant to clause (i) of Section 11.2(a) (other than misrepresentations or breaches of Sections 4.1, 4.4, 4.15(d), 4.15(e) or 4.22, as to which this proviso shall not apply) shall not exceed $21 million.

(b) Indemnification by Purchaser. Purchaser hereby indemnifies Sellers, their Affiliates and their respective directors, officers and employees against any and all Damages incurred or suffered by any such Person arising out of (i) any breach by Purchaser of any representation or warranty contained in this Agreement, (ii) any failure by Purchaser to perform or comply with any of its covenants or agreements in each case to be performed or complied with by Purchaser pursuant to this Agreement or any Purchaser Ancillary Agreement (other than any covenant or agreement made or to be performed pursuant to Article VIII of this Agreement), and (iii) any Assumed Liability; provided that with respect to indemnification by Purchaser for any misrepresentations or breaches pursuant to clause (i) of Section 11.2(b), (x) Purchaser shall not be liable for such misrepresentations or breaches (other than misrepresentations or breaches of Sections 5.1 or 5.7, as to which this proviso shall not apply) unless the aggregate amount of Damages with respect to such breaches exceed $500,000, at which time Purchaser shall be responsible for the amount of Damages in excess of $500,000, and (y) Purchaser’s maximum aggregate liability for all such misrepresentations or breaches pursuant to clause (i) of Section 11.2(b) (other than misrepresentations or breaches of Sections 5.1 or 5.7, as to which this proviso shall not apply) shall not exceed $21 million.

Section 11.3. Procedures.

(a) The Person seeking indemnification under Section 11.2 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim for indemnification under this Article XI (a “Claim”) describing in reasonable detail the facts giving rise to the Claim and including (if known) the amount of, or method of computation of the amount of the Claim and a reference to the provision of this Agreement or any other agreement or instrument executed hereunder in connection with which the Claim is based. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party and then only with respect to such prejudice. The Indemnifying Party may make a written objection to any Claim, which objection shall be delivered to the Indemnified Party within thirty (30) days after notice of the Claim is delivered to the Indemnifying Party. The Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any Claim to which an objection is made. If such parties are able to resolve any such Claim, they shall prepare and sign a written agreement setting forth such agreement. The Indemnifying Party shall pay to the applicable Indemnified Party by wire transfer of immediately available funds to an account designated by such Indemnified Party the agreed-upon amount of the Damages as set forth in the agreement.

(b) If the Indemnifying Party and the Indemnified Party are unable to resolve a Claim to which an objection has been made within thirty (30) days (as such period may be extended by mutual agreement between the Indemnifying Party and the Indemnified Party), the amount of Damages to which an Indemnified Party shall be entitled shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) Any obligation to provide indemnification hereunder with respect to any Claim asserted by any third party (a “Third Party Claim”), except with respect to Tax proceedings, which shall be governed by Article VIII, shall be subject to the following terms and conditions:

(i) Within twenty (20) days after receipt of notice of a Third Party Claim, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the Third Party Claim and whether it will defend against such Third Party Claim; provided, that if the Indemnifying Party elects to assume the defense against such Third Party Claim, such notice shall contain the written acknowledgement and agreement that, if such Third Party Claim shall be adversely determined, the Indemnifying Party has an obligation to provide indemnification pursuant to this Article XI. The Indemnifying Party shall be entitled, at its sole cost and expense, subject to the foregoing and to Section 11.4, to assume and control the defense, compromise, settlement and investigation of such Third Party Claim, including the management of any proceeding relating thereto, and to employ and engage counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall be entitled to retain control of the defense of such Third Party Claim with counsel of its own choice (and the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, at its sole cost and expense and through counsel of its own choice) if Indemnifying Party fails to acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such Third Party Claim or if such Third Party Claim involves (w) a claim for an injunction against any business or operations of the Indemnified Party, (x) a criminal proceeding, action, indictment, allegation or investigation, (y) any Intellectual Property of the Business, or (z) any customer of the Business that was one of the Business’s top 5 customers by revenue for the 12 months prior to the date of such Claim or that is reasonably expected to be one of the Business’s top 5 customers by revenue for the 12 months following the date of such Claim, and the Purchaser reasonably believes that the prosecution or defense of such Third Party Claim could materially and adversely affect the Purchaser’s relationship with such customer. The Indemnified Party shall at all times have the right to fully participate in the defense of any Third Party Claim at its own cost and expense directly or through counsel; provided, however, that if the named parties to a proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that (i) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, then, in either case, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together). Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 11.3, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification under this Agreement.

(ii) If the Indemnifying Party exercises the right to undertake the defense and investigation of any such Third Party Claim as provided in Section 11.3(c)(i), then (x) the Indemnified Party agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession, under its control or to which it may have access as may be reasonably requested by the Indemnifying Party, and (y) the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense of any such Third Party Claim. If the Indemnifying Party fails to undertake the defense and investigation of any such Third Party Claim as provided in Section 11.3(c)(i), including conducting a good faith and diligent defense, or if the Indemnified Party retains control of the defense of such Third Party Claim as provided in Section 11.3(c)(i), then (x) the Indemnified Party against which such Third Party Claim has been asserted shall have the right to undertake the defense, compromise, settlement and investigation of such Third Party Claim on behalf of, and at the cost and expense of and for the account and risk of, the Indemnifying Party, (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts and make available to the Indemnified Party all witnesses, records, materials and information in the Indemnifying Party’s possession, under its control or to which it may have access as may be reasonably requested by the Indemnified Party, and (iii) the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of the defense of any such Third Party Claim.

Section 11.4. Settlement of Indemnity Claims. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which written consent shall not be unreasonably withheld or delayed) pay, compromise or settle any Third Party Claim. The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third Party Claim.

Section 11.5. Calculation of Damages.

(a) The amount of any Damages payable under Section 11.2 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies (net of any premium increase) or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any premium increase, with respect to applicable insurance policies, and net of expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall not be liable under Section 11.2 for any (i) Damages relating to any matter to the extent that there is included in the Valuation Date Statement a specific liability or reserve relating to such matter or (ii) incidental, special, consequential or punitive Damages, except that the Indemnifying Party shall be liable for incidental, special, consequential or punitive Damages to the extent such Damages result from a Third Person Claim for incidental, special, consequential or punitive Damages.

Section 11.6. Exclusivity. Without limiting the rights or remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance) and except as specifically set forth in this Agreement (including Article VIII), after the Closing, the provisions of this Article XI will provide the sole and exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the Transactions.

Section 11.7. Set-Off. Purchaser shall have the right to (but shall not be obligated to) set-off against, and reduce the amounts otherwise payable in respect of, the Development Milestone Payments and the Sales Milestone Payments any Damages for which Purchaser or any Affiliate, director, officer or employee of Purchaser have been determined to be entitled to be reimbursed pursuant to this Article XI by (i) written agreement of the Indemnified Party and the Indemnifying Party, (ii) a judgment or decree of any court of competent jurisdiction (whether or not deemed final in accordance with Section 11.5(b)) or (iii) any other means to which the Indemnified Party and the Indemnifying Party shall agree; provided, that if any amount is set-off pursuant to this Section 11.8 on the basis of Damages determined pursuant to clause (ii) above and the amount of such Damages is reduced at the time that a judgment or decree of a court of competent jurisdiction is deemed final with respect to the applicable Claim pursuant to Section 11.3(b), then within three (3) Business Days of the final judgment or decree with respect to such Claim, Purchaser shall pay to Sellers the difference between the amount that was previously set-off and the amount of Damages, if any, to which the Indemnified Party was deemed to be entitled in the final judgment or decree plus interest from the date of set-off to the date of payment at the Prime Rate as published in The Wall Street Journal, Eastern Edition, on the date of the final judgment or decree; provided, further, that if the Damages with respect to such Claim are determined by a final judgment or decree to be greater than the Damages previously set-off,

Purchaser shall be entitled to set-off the amount of such excess pursuant to this Section 11.8. If any Damages for which Purchaser or any Affiliate, director, officer or employee of Purchaser is entitled to be indemnified pursuant to this Article XI is not satisfied by set-off against the Development Milestone Payments or the Sales Milestone Payments, such indemnification payment shall be made by Sellers in cash.

Section 11.8. Adjustment to Purchase Price. Any payment by Purchaser or Sellers under this Article XI shall be made on an After-Tax Basis, and to the extent such payment can be properly so characterized under applicable Tax Law, shall be treated by the parties as an adjustment to the Purchase Price.

Section 11.9. Tax Matters. Notwithstanding anything to the contrary in this Agreement, all matters relating to Taxes shall be governed by the provisions of Article VIII.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Expenses. Except for filing fees payable in connection with the HSR Act and any additional foreign antitrust filings, which shall be paid by Purchaser, and except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 12.2. Notices. All notices, requests, demands, claims and other communications under this Agreement shall be in writing. Any notice, request, demand, claim or other communication shall be deemed duly given (a) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, or (c) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 12.2):

If to Purchaser, to:

Cephalon, Inc.

41 Moores Road

P.O. Box 4011

Frazer, PA 19355

Attention: General Counsel

Telecopy: (610) 738-6258

with a copy to:

Sidley Austin Brown & Wood LLP

10 S. Dearborn

Bank One Plaza

Chicago, IL 60603

Attention: Pran Jha, Esq.

Telecopy: (312) 853-7036

If to Sellers, to:

Cell Therapeutics Inc.

501 Elliott Avenue West,

Suite 400

Seattle, WA 98119

Attention: General Counsel

Telecopy: (206) 272-4397

with a copy to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, CA 94111

Attention: Michael J. Kennedy, Esq.

Telecopy: (415) 984-8701

Section 12.3. Public Announcements. No party shall issue any press release or public announcement relating to the Transaction Agreements or the Transactions without the prior written approval of the other parties; provided, however, that Sellers, on the one hand, or Purchaser, on the other hand, may make any public disclosure such party believes in good faith is required by applicable Law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to consult the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

Section 12.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 12.5. Disclosure Schedule. (a) The Disclosure Schedule may include items or information which Sellers are not required to disclose under the Agreement. Disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure obligation of Sellers under this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to Sellers or the Companies.

(b) A matter, document or item referred to, set forth or described in one part of the Disclosure Schedule shall be deemed to be disclosed under another part of the Disclosure Schedule, to the extent such matter, document or item may apply, only if (i) a cross reference to such other part of the Disclosure Schedule is made, or (ii) it is reasonably apparent that the disclosed matter, document or item would relate to such other part of the Disclosure Schedule.

Section 12.6. Entire Agreement. The Transaction Agreements and the Exhibits and Schedules hereto (including the Disclosure Schedule) and thereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, covenants, representations, warranties, undertakings and understandings, written or oral, among the parties hereto with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall continue to have force and effect as provided in Section 6.3.

Section 12.7. Assignment. This Agreement may not be assigned prior to Closing by Sellers on the one hand, or Purchaser on the other, by operation of law or otherwise without the express written consent of such other party, except that the rights of Purchaser hereunder may be assigned, in whole or in part, prior to Closing, without the consent of Sellers, to any corporation or limited liability company all of the outstanding capital stock or membership interests of which are owned or controlled by Purchaser; provided that Purchaser shall not be released from any of its obligations hereunder by reason of such assignment. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

Section 12.8. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.9. Amendment. This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by the parties hereto.

Section 12.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON.

Section 12.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES

HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.12. Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature.

Section 12.13. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 12.14. Bulk Transfer Law. Purchaser waives compliance with the provisions of any applicable bulk sales of bulk transfer law applicable to the Transaction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has executed, or caused its duly authorized officer(s) to execute, this Agreement as of the date first written above.

CELL THERAPEUTICS, INC.

By:	/s/ James A. Bianco
Name:	James A. Bianco
Title:	President & Chief Executive Officer

CTI TECHNOLOGIES, INC.

By:	/s/ James A. Bianco
Name:	James A. Bianco
Title:	President

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
Name:	J. Kevin Buchi
Title:	Sr. Vice President & Chief Financial Officer

[Signature page to Acquisition Agreement]

EXHIBIT A

FORM OF TRANSITION SERVICES AGREEMENT

BETWEEN

CELL THERAPEUTICS, INC.

AND

CEPHALON, INC.

                    , 2005

i

(continued)

ii

TRANSITION SERVICES AGREEMENT

Transition Services Agreement (this “Agreement”), dated as of                     , 2005, by and between Cell Therapeutics, Inc., a Washington corporation (“CTI”), and Cephalon, Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, CTI, CTI Technologies, Inc., a Nevada corporation (“Nevada”) and Purchaser, have entered into an Acquisition Agreement, dated as of the date hereof (the “Acquisition Agreement”), pursuant to which Purchaser will purchase the Business. Capitalized terms used, but not otherwise defined herein, shall have the meaning specified in the Acquisition Agreement.

WHEREAS, for the periods provided herein, in order to facilitate the orderly and effective separation of the Business from CTI’s corporate group, Purchaser desires to receive from CTI and/or one or more of its Affiliates certain services, which services require assets or employees of CTI and/or one or more of its Affiliates, after the Closing Date (which Closing Date shall be the effective date of this Agreement (the “Effective Date”)).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Acquisition Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Additional Services” shall have the meaning set forth in Section 3.4.

“CTI” shall have the meaning set forth in the preamble to this Agreement.

“Documentation” shall mean the manuals and other documentation provided by the Provider to a Receiving Party in connection with the Services, including any items listed and described in the relevant Transition Service Schedule hereto.

“Effective Date” shall have the meaning set forth in the recitals to this Agreement.

“Expiration Date” shall have the meaning set forth in Article IV.

“Force Majeure” shall have the meaning set forth in Article XIV.

“Party” means either: (i) CTI or (ii) Purchaser.

“Provider” shall mean CTI or one or more of its Affiliates providing a Service hereunder.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Receiving Party” shall mean Purchaser or one or more of its Affiliates.

“Service(s)” shall have the meaning set forth in Section 2.1.

“Taxes” shall have the meaning set forth in Section 5.3.

“Transition Service Schedules” shall mean Schedule 1, Schedule 2 and any other schedule that may be added to this Agreement pursuant to Section 3.4.

ARTICLE II

TRANSITION SERVICE SCHEDULES

Section 2.1. Services. Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing until the Expiration Date, CTI, either directly or indirectly through one or more of its Affiliates, shall provide to Purchaser those services described in the Transition Service Schedules (the “Services”). The Transition Service Schedules shall be considered part of this Agreement and are incorporated herein by reference.

Section 2.2. Schedules. The Parties shall set forth in each Transition Service Schedule, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to Article IV hereof; a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service (if priced on a basis other than as set forth in Section 5.1 hereof) and any other terms applicable thereto. Notwithstanding the foregoing, the Parties acknowledge and agree that it may not be practicable to describe each Service in detail and that, therefore, a Service, when generally agreed upon by the Parties will be provided and paid for in accordance with the applicable terms of this Agreement even where such Service is not described in detail in a Schedule.

ARTICLE III

SERVICES

Section 3.1. Services Generally. Except as otherwise provided herein, for the term determined pursuant to Article IV hereof, the Providers shall provide or cause to be provided to the Receiving Party the Service(s) described herein and in the Transition Service Schedule(s) attached hereto, as well as training to employees of Receiving Party in order to facilitate the transition of the Services to employees of Receiving Party as soon as reasonably practicable after the date hereof. The Designated Representatives identified in the Transition Service Schedules shall meet no less than monthly to discuss the Services and the timing of transition of the Services to employees of Receiving Party.

Section 3.2. Service Limitations.

(a) Except as provided in a Transition Service Schedule for a specific Service: (a) a Provider shall not be required to provide the Services except to the extent and at the locations such Services were provided prior to the Effective Date and (b) the Services will be available only for purposes of conducting the Business substantially in the manner it was conducted prior to the Effective Date.

(b) Except as provided in Section 6.5(a), nothing in this Agreement shall require CTI or any of its Affiliates, as the case may be, to obtain any additional licenses, systems, personnel or operations to provide or comply with the obligations set forth in this Agreement; provided, that CTI and its Affiliates shall maintain the licenses, systems, personnel or operations as in existence as of the date hereof, or shall replace any such licenses, systems, personnel or operations which shall be terminated after the date hereof with substantially similar licenses, systems, personnel or operations to the extent necessary to provide or comply with the obligations set forth in this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that the Services shall not be resold, transferred or otherwise be used in any way other than in the ordinary course of the Business.

Section 3.3. Exceptions to Obligations. The only exceptions to the obligations of a Provider to provide the Services as contemplated hereby are if (a) the Provider cannot provide such Services due to causes which are outside of its reasonable control as determined under Article XIV, (b) providing the Services would be prohibited by law, regulation or court order, (c) subject to Section 6.5(a), providing the Services would require the Provider to use a third party’s intellectual property in a manner for which the Provider is not licensed or (d) providing the Services would require the Provider to maintain the employment of existing employees that would otherwise be terminated for cause.

Section 3.4. Additional Services. From time to time after the Effective Date, the Parties may identify and mutually agree upon additional Services that Provider will provide to a Receiving Party in accordance with the terms of this Agreement (the “Additional Services”). At such time, the Parties shall negotiate in good faith additional Transition Service Schedules for such Additional Services pursuant to Article II.

ARTICLE IV

TERM

The term of this Agreement shall commence on the Effective Date and shall remain in effect until six months after the Effective Date (the “Expiration Date”), unless earlier terminated under Article VII; provided, however, that if, within the thirty day period prior to the Expiration Date the Receiving Party, with respect to one or more Services, notifies CTI that the Receiving Party, despite having exercised its commercially reasonable best efforts, cannot obtain from a third party or provide itself a particular Service after the six month anniversary of the Effective Date (an “Extended Service Requirement”), then with respect to such Extended Service Requirement, the Provider shall provide that Service until the nine-month anniversary of the

Effective Date, or for such shorter period of time (which shall be no less than 30 days) as Receiving Party may specify. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the specific Services for which the Agreement was extended. The Parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The Parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.

ARTICLE V

COMPENSATION

Section 5.1. Charges for Services. The Receiving Party shall pay to the Provider $125 per hour (the “Hourly Charge”) for each hour recorded by a CTI employee, Affiliate, consultant, or subcontractor for each Service provided, or the charges otherwise set forth on a Transition Service Schedule, plus, in any and all cases, 5% as an addition to such Hourly Charge for a Service provided between 91 and 120 days after the Effective Date and plus 10% as an addition to such Hourly Charge for a Service provided 121 days or more after the Effective Date. In the case of Additional Services pursuant to Section 3.4, the Receiving Party shall pay to the Provider such charges as the parties shall mutually agree and set forth on the Transition Service Schedules for each of the Services listed therein (unless a particular Schedule explicitly provides that no charge will be made). In addition, the Receiving Party shall also pay the Provider any direct third-party costs associated with providing a service, such as travel lodging. As soon as practicable after the total number of hours expended in any calendar month exceeds (i) 2,490 for Services provided pursuant to Schedule 1 hereto or (ii) 1,725 for Services provided pursuant to Schedule 2 hereto, the Provider shall promptly provide notice to Receiving Party of such fact. As soon as practicable after such notice is received by Receiving Party, authorized representatives of Provider and Receiving Party shall meet to discuss further provision of Services during such calendar month. Unless Receiving Party approves the expenditure of additional hours, the Provider shall be entitled to cease providing Services (but only for the balance of such calendar month) if the continued provision of Services would cause the total number of hours expended in any calendar month to exceed (i) in the case of Services to be provided pursuant to Schedule 1, 3,322 hours, and (ii) in the case of Services to be provided pursuant to Schedule 2, 2,301 hours.

Section 5.2. Payment Terms. Provider shall send to the Receiving Party monthly invoices showing charges pursuant to this Agreement for the specific Services provided to such Receiving Party. Such invoices shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Invoices shall be due and payable within 20 days after receipt and shall be paid in U.S. dollars, and shall be made without set off of any kind. Late payments shall bear interest at the greater of ten percent (l0%) or the maximum rate allowed by law.

Section 5.3. Taxes. Charges do not include any sales, use, excise, personal property, customs duty, withholding, value-added or similar tax, fee or assessment applicable to any of the transactions contemplated hereunder, including without limitation the license, use and/or possession of intellectual property hereunder (“Taxes”). The Receiving Party shall be liable for and shall pay any and all such Taxes and related charges, however designated, excluding taxes based solely on the Provider’s net income. If any such Taxes are paid by the Provider, the Receiving Party shall reimburse the Provider promptly after written notice from the Provider.

ARTICLE VI

GENERAL OBLIGATIONS; STANDARD OF CARE

Section 6.1. Performance Standards. A Provider shall use commercially reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Effective Date and shall exercise the same care and skill as it exercises in performing similar services for itself. In performing its responsibilities hereunder, CTI will cause each Provider to accord the Receiving Party the same priority as it provides itself and its Affiliates under comparable circumstances. Without limiting the generality of the foregoing, in the provision of Services, CTI shall cause each Provider to not discriminate against the Receiving Party or any of its Affiliates solely because Receiving Party or one of its Affiliates is the recipient of such Services. CTI shall cause each Provider to provide Services to the Receiving Party at substantially the same levels of quality, efficiency and volume as they had been provided to the Business prior to the date hereof. The Receiving Party shall provide sufficient resources and timely decisions, approvals and acceptances in order that the Providers may accomplish their respective obligations hereunder in a timely manner.

Section 6.2. Disclaimer of Warranties. EXCEPT AS SET FORTH HEREIN, NO PARTY TO THIS AGREEMENT MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, BUSINESS CONTINUITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

Section 6.3. Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that the Provider may make changes from time to time in the manner of performing such Services if the Provider is making similar changes in performing similar services for itself; provided that the Provider furnishes to the Receiving Party reasonable advanced written notice regarding such changes.

Section 6.4. Responsibility for Errors; Delays. Except for Damages arising out of the gross negligence or willful misconduct of the Provider or its Affiliates in the provision of Services, the Provider’s sole responsibility to the Receiving Party with respect to Services are as follows:

(a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense; provided, the

Receiving Party must promptly advise the Provider of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

(b) for failure to deliver any Service shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

Section 6.5. Good Faith Cooperation; Consents. (a) The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information and performing reconciliations and adjustments Unless otherwise provided in the relevant Transition Services Schedule, the costs of obtaining any third party consents, licenses, sublicenses or approvals shall be borne by the Receiving Party for the relevant Services.

(b) The Parties will maintain in accordance with their standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

ARTICLE VII

TERMINATION

Section 7.1. Termination. Subject to Article IV hereof, a Receiving Party may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to it hereunder (including with respect to any Extended Service Requirement), for any reason or for no reason, at any time upon thirty (30) days prior written notice to Provider.

Section 7.2. Survival. Articles 5 and 7.3 of this Agreement shall survive termination for the applicable statutes of limitations. Article XV shall survive termination of this Agreement. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated.

Section 7.3. User Identifications, Passwords. The Parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service to ensure that all copies of user identifications and passwords that provide any Party with access to another Party’s premises or equipment are canceled or destroyed.

ARTICLE VIII

EMPLOYEES

From the date hereof through the day following termination of this Agreement, Receiving Party may offer employment to any employees of Providers listed on any Transition Service Schedules (the “Employees”) as may be selected by Receiving Party in its sole discretion; provided, however, that the Receiving Party shall have given CTI at least five days notice of its intention to make an offer and the terms and provisions thereof with respect to the relevant employee. Providers shall use commercially reasonable efforts to cooperate with Receiving Party and the Employee so notified to communicate such offer and to effect an orderly transfer to Receiving Party of any Employees whom accept Receiving Party’s offer of employment.

ARTICLE IX

PROVIDER PROPERTY

During the term of this Agreement, Providers shall make available for use by the Business Employees (as defined in the Acquisition Agreement) and the Employees who accept Receiving Party’s offer of employment pursuant to Article VIII of this Agreement, any personal property of Providers (including laptop computers, vehicles and office equipment) that were used by such Business Employees or Employees prior to the Effective Date.

ARTICLE X

RELATIONSHIP BETWEEN THE PARTIES

The relationship between the Parties established under this Agreement is that of independent contractors and no Party shall be deemed an employee, agent, partner, or joint venturer of or with the other. Provider will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel’s performance of Services under this Agreement. Each Receiving Party agrees to grant to the Provider’s personnel reasonable access to sites, systems and information as necessary for the Provider to perform its obligations hereunder. Each Party’s personnel shall agree to obey any and all security regulations and other published policies of the other Party relevant to the provision or receipt of the Services.

ARTICLE XI

SUBCONTRACTORS

A Provider may engage a subcontractor to perform all or any portion of its duties under this Agreement provided that any such subcontractor agrees in writing to be bound by confidentiality obligations, and provided further that the Provider remains responsible for the performance of such subcontractor. As used in this Agreement, “subcontractor” will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

ARTICLE XII

INTELLECTUAL PROPERTY

Section 12.1. Allocation of Rights. This Agreement and the performance of this Agreement will not affect the ownership of any intellectual property rights.

Section 12.2. Existing Ownership Rights Unaffected. No Party will gain, by virtue of this agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

ARTICLE XIII

LIMITATION OF LIABILITY

IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE XIV

FORCE MAJEURE

Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations to make payments pursuant to Article V hereof for services rendered, if such failure or delay is caused by Force Majeure. “Force Majeure” means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of such Party.

ARTICLE XV

DISPUTE RESOLUTION

Section 15.1. Dispute Resolution. Any dispute under this Agreement shall be handled in accordance with the dispute resolution procedures set forth in Article XI of the Acquisition Agreement.

Section 15.2. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article XII with respect to all matters not subject to such dispute, controversy or claim; provided, however, that the Provider shall have no obligation to continue to provide any Services if it has not been timely paid the undisputed portion of any invoice previously delivered to the Receiving Party.

ARTICLE XVI

MISCELLANEOUS

Section 16.1. Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 16.2. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16.3. Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, covenants, representations, warranties, undertakings and understandings, written or oral, among the parties hereto with respect to the subject matter hereof.

Section 16.4. Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature.

Section 16.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 16.6. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (c) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 16.6):

If to CTI:

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Attention: General Counsel

Telecopy: (206) 272-4397

Copies to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA 94111

Attention: Michael J. Kennedy, Esq.

Telecopy: (415) 984-8701

If to Purchaser:

Cephalon, Inc.

41 Moores Road

P.O. Box 4011

Frazer, PA 19355

Attention: Martin Reeves

Telecopy: (610) 738-6723

Copy to:

Sidley Austin Brown & Wood LLP

10 S. Dearborn Street

Bank One Plaza

Chicago, IL 60603

Attention: Pran Jha

Telecopy: (312) 853-7036

Section 16.7. Governing Law; Exclusive Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON.

Section 16.8. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party giving such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 16.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 16.10. Termination. This Agreement may be terminated by mutual consent of the Parties or as provided in Article VII.

Section 16.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the Parties has caused this Transition Services Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

CELL THERAPEUTICS, INC.

By:
Name:
Title:

CEPHALON, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Exhibit B

Form of Assumption Agreement

ASSUMPTION AGREEMENT (this “Agreement”) is made effective as of                     , 2005 by and among Cell Therapeutics, Inc., a Washington corporation (“CTI”), CTI Technologies, Inc., a Nevada corporation (“Nevada” and together with CTI, “Sellers”), and Cephalon, Inc., a Delaware corporation (“Purchaser”). The parties hereto hereby agree as follows:

WHEREAS, Sellers and Purchaser entered into an Acquisition Agreement dated as of June 10, 2005 (the “Acquisition Agreement”), pursuant to which Sellers agreed to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser all of Sellers’ right, title and interest in and to the Assets (as defined in the Acquisition Agreement), in each case all upon the terms and subject to the conditions set forth in the Acquisition Agreement. Terms not otherwise defined herein shall have the meanings set forth in the Acquisition Agreement.

1. Assumption of Liabilities. For and in consideration of the transfer by Sellers to Purchaser of the Assets, all upon the terms and subject to the conditions set forth in the Acquisition Agreement, Sellers do hereby irrevocably convey, transfer and assign to Purchaser all of the Assumed Liabilities, and Purchaser does hereby irrevocably assume from Sellers and does hereby agree to pay, perform, discharge or settle (subject to applicable defenses and setoffs) all of the Assumed Liabilities, provided, however, as to any lease, contract, agreement, permit or other authorization included in the Assets which cannot be sold, transferred, assigned, conveyed or delivered effectively without the consent of a third party, which consent has not been obtained, this Agreement shall be of no force or effect until such requisite consent is obtained, whereupon this Agreement shall become of full force and effect with respect thereto.

2. Miscellaneous Provisions

(a) Further Assurances. At any time and from time to time after the date hereof, at either Seller’s request and without further consideration therefor, Purchaser shall execute and deliver to such Seller such other instruments of assumption, provide such materials and information and take such other actions, as the parties and their respective counsel shall deem reasonably necessary to more effectively assume from Sellers the Assumed Liabilities.

(b) Conflict with Acquisition Agreement. Sellers and Purchaser hereby acknowledge and agree that the provisions of this Agreement shall not limit the full force and effect of the terms and provisions of the Acquisition Agreement, and that in the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Acquisition Agreement, the terms and provisions of the Acquisition Agreement, shall prevail, govern and control in all respects without limitation.

(c) Amendments; Waiver. The terms, provisions and conditions of this Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

(d) Descriptive Headings. The descriptive headings of the sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

(e) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature.

(f) Successors and Assigns. This Agreement shall be enforceable against the successors and assigns of Sellers and Purchaser (as the case may be), and shall inure to the benefit of the successors and assigns of Sellers and Purchaser (as the case may be).

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON.

(h) Representation by Counsel; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the parties hereto.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the assumption of the Assumed Liabilities is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the assumption of the Assumed Liabilities is consummated as originally contemplated to the greatest extent possible.

IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be duly executed as of the day and year first above written.

CELL THERAPEUTICS, INC.	CEPHALON, INC.

By:	By:
Name:	Name:
Title:	Title:

CTI TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit C

Form of Bill of Sale

BILL OF SALE (this “Bill of Sale”) is made effective as of                     , 2005 by and among Cell Therapeutics, Inc., a Washington corporation (“CTI”), CTI Technologies, Inc., a Nevada corporation (“Nevada” and together with CTI, the “Sellers”), and Cephalon, Inc., a Delaware corporation (“Purchaser”). The parties hereto hereby agree as follows:

BACKGROUND

WHEREAS, Sellers and Purchaser entered into an Acquisition Agreement dated as of June 10, 2005 (the “Acquisition Agreement”), pursuant to which Sellers agreed to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser all of Sellers’ right, title and interest in and to the Assets, in each case all upon the terms and subject to the conditions set forth in the Acquisition Agreement.

1. Sale. Sellers do hereby sell, convey, transfer, assign and deliver to Purchaser, and Purchaser does hereby purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in and to the Assets, free and clear of any and all Encumbrances, other than Permitted Encumbrances, provided, however, as to any lease, contract, agreement, permit or other authorization included in the Assets which cannot be sold, transferred, assigned, conveyed or delivered effectively without the consent of a third party, which consent has not been obtained, this Bill of Sale shall be of no force or effect until such requisite consent is obtained, whereupon this Bill of Sale shall become of full force and effect with respect thereto.

2. Representations. The representations, warranties, agreements and indemnities of Seller with respect to the Assets set forth in the Acquisition Agreement will continue in effect to the extent provided therein and will not be deemed to be amended, modified, terminated or superseded by or merged with this Bill of Sale.

3. Miscellaneous Provisions.

(a) Further Assurances. At any time and from time to time after the date hereof, at Purchaser’s request and without further consideration therefor, Sellers shall execute and deliver to Purchaser such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Purchaser all right, title and interest in, to and under the Assets.

(b) Conflict with Acquisition Agreement. Sellers and Purchaser hereby acknowledge and agree that the provisions of this Bill of Sale shall not limit the full force and effect of the terms and provisions of the Acquisition Agreement, and that in the event of a conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Acquisition Agreement, the terms and provisions of the Acquisition Agreement shall prevail, govern and control in all respects without limitation.

C-1

(c) Amendments; Waiver. The terms, provisions and conditions of this Bill of Sale may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Bill of Sale or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

(d) Descriptive Headings. The descriptive headings of the sections and subsections of this Bill of Sale are for convenience only and do not constitute a part of this Bill of Sale.

(e) Counterparts. This Bill of Sale may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Bill of Sale may be executed by facsimile signature.

(f) Successors and Assigns. This Bill of Sale shall be enforceable against the successors and assigns of Sellers and Purchaser (as the case may be), and shall inure to the benefit of the successors and assigns of Sellers and Purchaser (as the case may be).

(g) Governing Law. THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON.

(h) Representation by Counsel; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Bill of Sale and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The provisions of this Bill of Sale will be interpreted in a reasonable manner to effect the intent of the parties hereto.

(i) Severability. If any term or other provision of this Bill of Sale is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Bill of Sale shall nevertheless remain in full force and effect so long as the economic or legal substance of the sale of Assets is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the sale of Assets is consummated as originally contemplated to the greatest extent possible.

C-2

IN WITNESS WHEREOF, Sellers and Purchaser have caused this Bill of Sale to be duly executed as of the day and year first above written.

CELL THERAPEUTICS, INC.	CEPHALON, INC.

By:	By:
Name:	Name:
Title:	Title:

CTI TECHNOLOGIES, INC.

By:
Name:
Title:

C-3